Exhibit 2.1

February 18, 2018

By and among

Capvis IV Co-Investors Faster L.P.

Certain Co-Investors

(as Sellers)

and

Sun Hydraulics Corporation

(as Purchaser)

in the presence of

Polyusus Lux IV S.à r.l.

SHARE PURCHASE AGREEMENT

Corso Matteotti 22

20121 Milan

Italy

Tel: +39.02.3046.2000

www.lw.com

To:

Sun Hydraulics Corporation

1500 West University Parkway,

Sarasota, Florida 34243

February 18, 2018

Dear Sirs,

Share purchase agreement relating to the purchase of the entire corporate capital of Polyusus Lux IV S.à r.l.

Following our conversations, we set out hereafter our proposal for a share purchase agreement relating to the purchase of the shares representing the entire corporate capital of Polyusus Lux IV S.à r.l..

*    *    *

I

I

SHARE PURCHASE AGREEMENT

by and among

(1)	Capvis IV Co-Investors Faster L.P., a limited partnership, duly organized and existing under the laws of Jersey, having its registered office at 28 New Street, St. Helier, Jersey, Channel Islands, JE2 3TE, UK, registered with the Jersey Financial Services Commission Companies Registry under number 1847 (“Capvis IV”) acting by its General Partner Capvis Co-Investors Faster GP Limited (the “General Partner”), whose registered office is at 28 New Street, St. Helier, Jersey, Channel Islands, JE2 3TE, UK, represented by its director Martyn Scriven, duly authorized by the resolution of the Board of Directors meeting of the General Partner held on February 16, 2018;

(2)	Stijn Vriends, born in Breda, Netherlands, on May 15, 1972, fiscal code VRNSJN72E15Z126B (“SV”);

(3)	Hubertus Mühlhäuser, born in Erbach Odenwald Hessen, Germany, on October 7, 1969, fiscal code MHLHRT69R07Z112N (“HM”);

(4)	Peter Grosch, born in Munich, Germany, on August 21, 1955, fiscal code GRSPRF55M21Z112L (“PG”);

(5)	A&P Consulting GmbH, a company incorporated and organized under the laws of Switzerland, having its registered office at Chamerstrasse no. 172, Zug, and registration number 97718190156 (“A&P”), acting by Mr. Christian Androschin, duly authorized to execute this agreement in his capacity as managing director (Geschaeftsfuehrer);

(6)	Paolo Cavallo, born in Turin, Italy, on April 19, 1957, fiscal code CVLPLA57D19L219G (“PC”);

(7)	Peter Bernhard Schoop, born in Zurich, Switzerland, on August 15, 1953, fiscal code SCHPRB53M15Z133I (“PBS”);

(8)	Eugenio Razelli, born in Genoa, Italy, on June 18, 1950, fiscal code RZLGNE50H18D969M (“ER”); and

(9)	Joel Lawrence Edwards, born in New York, United States of America, on June 11, 1968, fiscal code DWRJLW68H11Z404A (“JLE” and together with SV, HM, PG, A&P, PC, PBS and ER, the “Co-Investors”);

(Capvis IV and the Co-Investors are hereinafter collectively referred to as the “Sellers” and individually as a “Seller”)

– on the one side –

and

(10)	Sun Hydraulics Corporation, a company incorporated and organized under the laws of the state of Florida, having its registered office at 1500 West University Parkway, Sarasota, Florida 34243, registered with the Florida Department of State under Document Number J49665 (the “Purchaser”), acting by Ms. Tricia L. Fulton, Chief Financial Officer of the company, duly authorized to execute this agreement by virtue of the resolution of the Board of Directors’ meeting of Sun Hydraulics Corporation held on February 17, 2018;

– on the other side –

in the presence of

(11)	Polyusus Lux IV S.à r.l., a private limited liability company (société à responsabilité limitée) duly incorporated, organized and existing under the laws of Luxembourg, with registered office at 12D, rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 183037, acting by Paul Lamberts, duly authorized to execute this agreement in his capacity as attorney-in-fact, by virtue of a power of attorney granted to him by the Board of Managers (the “Target” or “Polyusus Lux IV”), for acknowledgment of the transfer of the Target Shares (as defined below) in accordance with article 710-13 of the Luxembourg Companies Act (as defined below) and article 1690 of the Luxembourg Civil Code;

(the Sellers and the Purchaser are hereinafter collectively referred to as the “Parties” and individually as a “Party”).

Whereas

(A)	The Target is a private limited liability company (société à responsabilité limitée) duly incorporated, organized and existing under the laws of Luxembourg, with registered office at 12D, rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 183 037, having a share capital equal to Euro 128,312,500.00, represented by 2,246,500,000 ordinary shares having nominal value equal to Euro 0.01 each and by 10,584,750,000 preference shares having nominal value equal to Euro 0.01 each.

(B)	As at the date hereof, all 2,246,500,000 ordinary shares and all 10,584,750,000 preference shares of the Target, representing the entire share capital of the Target is entirely held by Polyusus Lux VI S.à r.l., a private limited liability company (société à responsabilité limitée) duly incorporated, organized and existing under the laws of Luxembourg, with registered office at 12 D, rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 189 160 (“LuxMCo”).

(C)	As at the date hereof, the share capital of LuxMCo, equal to Euro 128,325,000 and represented by no. 2,247,750,000 ordinary shares having nominal value equal to Euro 0.01 and no. 10,584,750,000 preference shares having nominal value equal to Euro 0.01, is held as follows:

a.	Capvis IV owns no. 2,136,120,032 ordinary shares and no. 10,527,000,000 preference shares, collectively representing 98.68% of the entire share capital of LuxMCo (the “Capvis LuxMCo Shares”); and

b.	the outstanding no. 111,629,968 ordinary shares and no. 57,750,000 preference shares, collectively representing 1.32% of the entire share capital of LuxMCo, are held beneficially (intestazione fiduciaria) through EOS Servizi Fiduciari S.p.A. (“EOS”) by the Co-Investors, for the amounts respectively indicated in Schedule (C) (the “Co-Investors LuxMCo Shares” and, together with the Capvis LuxMCo Shares, the “LuxMCo Shares”).

(D)	Prior to the Closing of the transaction, the Sellers intend to perform and complete the Merger (as defined below). As a result of the completion of such Merger the entire share capital of Polyusus Lux IV (being, at such time, the company resulting from the reverse merger of LuxMCo into Polyusus Lux IV) will be held as follows:

a.	Capvis IV will own no. 2,136,120,032 ordinary shares and no. 10,527,000,000 preference shares of the Target, collectively representing 98.68% of the entire share capital of the Target (the “Capvis Target Shares”); and

b.	the outstanding no. 111,629,968 ordinary shares and no. 57,750,000 preference shares, collectively representing 1.32% of the entire share capital of the Target will be owned by the Co-Investors, for the amounts respectively indicated in Schedule (D) (the “Co-Investors Target Shares” and, together with the Capvis Target Shares, the “Target Shares”).

(E)	Faster S.p.A. is a joint stock company (società per azioni) incorporated and organized under the laws of Italy, with registered office in Via Ludovico Ariosto 7, 26027 Rivolta D’Adda (CR), Italy, registered with the companies register of Cremona (MI) under number 04879470963, having an authorized share capital of Euro 9,564,874.00 of which the issued and paid-up share capital is equal to Euro 9,189,405.00, represented by no. 9,097,511 class A shares having nominal value equal to Euro 1.00 each and no. 91,894 class B shares having nominal value equal to Euro 1.00 each (“Faster”).

(F)	The issued share capital of Faster is held as follows:

a.	the Target owns no. 9,097,511 class A shares and no. 19,245 class B shares, representing respectively 99.00% and 0.21% of the entire issued share capital of Faster (the “Target Faster Shares”); and

b.	the outstanding no. 72,649 class B shares, representing 0.79% of the entire issued share capital of Faster (the “Management Faster Shares” and, together with the Target Faster Shares, the “Faster Shares”) – are held beneficially (intestazione fiduciaria) through EOS by certain members of the management of the Group Companies (the “Management Faster Shareholders”).

(G)	On the date hereof, the Management Faster Shareholders and EOS, on one side, and the Target, on the other side, entered into a sale and purchase agreement, attached hereto as Schedule (G) whereby, among other things, the Target exercised the right and undertook to purchase from the Management Faster Shareholders, who undertook to sell to Target, at Closing, the Management Faster Shares beneficially held by EOS (the “Management Faster Shares SPA”).

(H)	Faster owns shares representing 100% (save as otherwise provided below) of the share capital of the following companies:

a.	Faster Inc. Corporation, a company incorporated under the laws of Ohio (“Faster USA”);

b.	Faster do Brazil Ltda, a company incorporated under the laws of Brazil (“Faster Brazil”);

c.	Faster Hydraulics Pvt. Ltd., a company incorporated under the laws of India (“Faster India”);

d.	Faster Germany GmbH, a company incorporated under the laws of Germany (“Faster Germany”); and

e.	Faster Hydraulics Shanghai Ltd. Co., a company incorporated under the laws of People’s Republic of China (“Faster China” and, together with Faster USA, Faster Brazil, Faster India and Faster Germany, the “Subsidiaries”).

Due to applicable legal requirements in India and Brazil, respectively 1 (one) share and 1 (one) quota of Faster India and Faster Brazil are owned by local attorneys, respectively Mr. Gautam Kaitam and Mr. Paulo Vargas, both entrusted by Faster.

(I)	On September 26, 2014, Polyusus Italia I S.p.A. (now merged by incorporation into Faster), on one side, and the Lenders, on the other side, entered into the Financing Agreement, in connection to which the Security Package has been executed, which, among others, includes the Pledges.

(J)	The Purchaser, along with its representatives and advisors, has conducted a fully satisfactory due diligence on, among others, financial, accounting, legal, tax, insurance, environmental, commercial, technical and operational matters concerning the Target, Faster and the Subsidiaries, through (i) a virtual data room set up through the service provider Intralinks (the “Data Room”); (ii) site visits to the premises located in Rivolta D’Adda (CR), Italy; (iii) management presentations; (iv) oral and written questions and answers sessions; as well as (v) email correspondence, in person and/or telephone meetings (all said investigations, the “Due Diligence”). All documents, information and answers made available in the Data Room are contained in the DVD attached hereto as Schedule (J), burnt and provided by Intralinks under its own responsibility.

(K)	The Sellers now intend to sell to the Purchaser, and the Purchaser intends to purchase from the Sellers, the Target Shares, pursuant to the terms and conditions provided for in this share purchase agreement.

Now, therefore,

in consideration of their mutual representations, warranties, covenants, agreements and undertakings and subject to the conditions set forth in this shares sale and purchase agreement, the Parties, intending to be legally bound, hereby covenant and agree as follows.

1.	DEFINITIONS

1.1	Defined terms

In addition to the terms defined elsewhere in this Agreement (including its Schedules), the following terms, when used in this Agreement with initial capital letter, shall have the meaning provided below:

1.1.1	“Accounting Principles” means (i) with reference to the Financial Statements of Faster and its Subsidiaries on a consolidated basis, the IAS-IFRS applied in accordance with the applicable provisions of Italian Law with such Financial Statements audited in accordance with US GAAS; and (ii) with reference to the Financial Statements of the Group Companies on an individual basis, the local GAAP applied in accordance with the provision of local Law respectively applicable to them.

1.1.2	“Additional Amount” has the meaning set forth in Section 3.1.

1.1.3	“Affiliate” means

(a)	with respect to a person which is a body corporate, any other person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified person;

(b)	with respect to a person which is an individual, any spouse, cohabitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler;

it being understood that, for the purposes of this Agreement, when referred to the Sellers, the definition shall not include the Group Companies.

1.1.4	“Agents” has the meaning set forth in Section 1.3.10(a) of Schedule 8.1.

1.1.5	“Aggregate Base Purchase Price” has the meaning set forth in Section 3.1.

1.1.6	“Agreement” means this shares sale and purchase agreement.

1.1.7	“Anti-Bribery Law” means the Italian Legislative Decree No. 231/2001 (it being understood, for the sake of clarity, that any reference to the Italian Legislative Decree No. 231/2001 includes a reference to corruption and any other criminal offence falling within the scope of the Italian Legislative Decree No. 231/2001), the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, as amended, or any similar anti-bribery or anti-corruption Law, if and to the extent that any Group Company is subject to such Laws.

1.1.8	“Authority” means any legislative, executive, administrative or judicial unit of any governmental entity, including, but not limited to, EU, national and local authorities and/or any agencies, commissions, boards, bureau, courts or arbitrators or other body thereof having jurisdiction with respect to the provisions, activities and obligations contemplated under this Agreement.

1.1.9	“Break Fees” has the meaning set forth in Section 1.1.94(e).

1.1.10	“Business Day” means any calendar day (other than a Saturday or a Sunday) on which banks are open for business in Luxembourg and Milan.

1.1.11	“Capvis IV” means Capvis IV Co-Investors Faster L.P., as fully identified in Paragraph (1) of the preamble to this Agreement.

1.1.12	“Capvis IV and A&P’s Matters Warranties” has the meaning set forth in Section 1.1 of Schedule 8.1.

1.1.13	“Capvis LuxMCo Shares” has the meaning set forth in Recital (C) to this Agreement.

1.1.14	“Capvis Target Shares” has the meaning set forth in Recital (D) to this Agreement.

1.1.15	“Capvis Target Shares Purchase Price” means Euro 361,307,485.00 (Three Hundred Sixty-One Million Three Hundred and Seven Thousand Four-Hundred and Eighty-Five).

1.1.16	“CFO Termination Costs” has the meaning set forth in Section 1.1.94(h).

1.1.17	“Closing Date” has the meaning set forth in Section 7.1.

1.1.18	“Closing” means the sale and purchase of the Target Shares, the payment of the Purchase Price and, in general, the execution and delivery of all documents and the performance and consummation of all the obligations, actions and transactions to be executed, exchanged, performed or consummated on the Closing Date pursuant to this Agreement.

1.1.19	“Code” means the Italian civil code as approved by Royal Decree of March 16, 1942 no. 262, as subsequently amended.

1.1.20	“Co-Investors” means, individually or collectively, as the case may be, JLE, SV, HM, PG, A&P, PC, PBS and ER, each one as fully identified from Paragraphs (2) to (9) of the preamble to this Agreement.

1.1.21	“Co-Investors LuxMCo Shares” has the meaning set forth in Recital (C) to this Agreement.

1.1.22	“Co-Investors Target Shares” has the meaning set forth in Recital (D) to this Agreement.

1.1.23	“Co-Investors Target Shares Purchase Price” means Euro 11,998,079.00 (Eleven Million Nine Hundred and Ninety-Eight Thousand and Seventy-Nine).

1.1.24	“Co-Investors’ Warranties” has the meaning set forth in Section 1.2 of Schedule 8.1.

1.1.25	“Collective Rules” has the meaning set forth in Section 1.3.10(c) of Schedule 8.1.

1.1.26	“Condition Precedent” has the meaning set forth in Section 4.1.

1.1.27	“Consent” has the meaning set forth in Section 10.3.2(c).

1.1.28	“Contracts” has the meaning set forth in Section 1.3.14(a) of Schedule 8.1.

1.1.29	“Control”, “Controlling” and “Controlled” shall have the meaning provided in article 2359, first paragraph, no. 1 and 2 of the Code, or, in respect of any Person which is not incorporated under Italian Laws, any corresponding provisions under applicable Laws.

1.1.30	“Coverage Period” means the period from January 1, 2013 until the Closing Date.

1.1.31	“Data Room” has the meaning set forth in Recital (J) to this Agreement.

1.1.32	“Disclosed” means the disclosure of any matters, facts or circumstances in writing to Purchaser, including information provided (i) in the Data Room, (ii) in Schedule 1.1.32(ii) or (iii) at the technical meetings listed in Schedule 1.1.32(iii) which has been memorialized by memoranda or other documents prepared by or delivered to the Purchaser, in each case, in such a way that it would enable a professional purchaser assisted by advisers to make a reasonably informed assessment of such matter, fact or circumstance.

1.1.33	“Dispute” has the meaning set forth in Section 13(b)(ii).

1.1.34	“Due Diligence” has the meaning set forth in Recital (J) to this Agreement.

1.1.35	“Employees” has the meaning set forth in Section 1.3.10(a) of Schedule 8.1.

1.1.36	“Encumbrances” means any encumbrance, pledge, mortgage, charge, claim, privilege, easement, lien, usufruct, options, security interests, preemptive or subscription rights and/or any other third party rights or other restrictions on title, vote or transfer of any nature whatsoever.

1.1.37	“Environmental Laws” means all applicable Laws in force in any relevant jurisdiction (including the European Union) relating to pollution, the protection or quality of the environment or natural resources, protection from external noise, the protection of human health from environmental concerns, or the protection of worker health and safety, including Laws relating to the exposure to, or releases or threatened releases of hazardous substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous substances and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting hazardous substances, insofar as they apply to any Group Company.

1.1.38	“Environmental License” means any permission, permit, decree, order, identification number, license, authorization, consent, approval, certification, registration, exemption, waiver, concession, convention, agreement, act and requirement and prescription whatsoever, issued or granted by, concluded with, applied or imposed by, required under any Environmental Laws, in any relevant jurisdiction, in order for each of the Group Companies to carry out all and each its business activities, as conducted hitherto, and for the lawful and regular use of its assets and properties provided for by any applicable Environmental Laws.

1.1.39	“EOS” means EOS Servizi Fiduciari S.p.A., a joint stock company (società per azioni) duly incorporated, organized and existing under the laws of Italy, with registered office at Via Paleocapa 5, 20121 Milano, Italy, registered with the companies register of Milan under number 07068510150.

1.1.40

“Excusable Event” means any event, occurrence, fact, condition or change, beyond the control of the Sellers, including any of the following, to the extent that the same is not attributable to any action or failure to act of any Seller or any Group Company: changes in the general worldwide, including Italian and/or U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide, including Italian and/or U.S. economic or political conditions, acts of God or public enemy; war; civil war; warlike operations;

terrorism; insurrections or riots; fires; floods; explosions; earthquakes; natural disasters or serious accidents; epidemic or quarantine restrictions; compliance with applicable Laws; any delay or other act of any supplier, the Purchaser or any Authority; embargoes, sanctions or export restrictions; strikes; general hindrance in transportation; failure of a sub-contractor or vendor to furnish materials, accessories, equipment or parts due to the above mentioned causes.

1.1.41	“Execution Date” means the date hereof, on which the Parties have duly and validly executed and delivered this Agreement through the exchange of a proposal and acceptance (scambio di corrispondenza) and the Management Faster Shares SPA has also been executed.

1.1.42	“Existing Credit Facility” means the outstanding facilities drawn by Faster and Faster USA pursuant to the Financing Agreement;

1.1.43	“Faster” means Faster S.p.A., as fully identified in Recital (C) to this Agreement.

1.1.44	“Faster Brazil” has the meaning set forth in Recital (H) to this Agreement.

1.1.45	“Faster China” has the meaning set forth in Recital (H) to this Agreement.

1.1.46	“Faster Germany” has the meaning set forth in Recital (H) to this Agreement.

1.1.47	“Faster India” has the meaning set forth in Recital (H) to this Agreement.

1.1.48	“Faster Pledge” means the pledge granted pursuant to the share pledge agreement entered into on September 30, 2014 by and between, inter alios, Polyusus Italia I S.p.A. (now merged by incorporation into Faster), as pledgor, and UniCredit Bank AG – Milan Branch (as the Security Agent), in its capacity as such, in respect of the shares representing the entire corporate capital of Faster, as from time to time acknowledged and extended.

1.1.49	“Faster Shares” has the meaning set forth in Recital (F) to this Agreement.

1.1.50	“Faster USA” has the meaning set forth in Recital (H) to this Agreement.

1.1.51	“Faster USA Pledge” means the pledge granted pursuant to the share pledge agreement entered into on September 30, 2014 by and between, inter alios, Faster, as pledgor, and UniCredit Bank AG – Milan Branch (as the Security Agent), in its capacity as such, in respect of the shares representing the entire corporate capital of Faster USA, as from time to time acknowledged and extended.

1.1.52	“Finance Team Bonuses” has the meaning set forth in Section 1.1.94(b).

1.1.53	“Financial Statements” means the audited consolidated financial statements of Faster and its Subsidiaries approved by the board of directors and acknowledged by the shareholders’ meeting of Faster and the statutory financial statements of each of the Group Companies as of the relevant reference date.

1.1.54	“Financing Agreement” means the Euro 98,000,000 facility agreement entered into on September 26, 2014 between, inter alios, Polyusus Italia I S.p.A. (now merged by incorporation into Faster), as borrower, and the Lenders.

1.1.55	“Group Companies” means, collectively, the Target, Faster and the Subsidiaries.

1.1.56	“Group Companies Directors” means the directors of the Group Companies indicated in Schedule 1.1.56.

1.1.57	“Group Companies Statutory Auditors” means the directors of the Group Companies indicated in Schedule 1.1.57.

1.1.58	“Group Company” means any of the Group Companies.

1.1.59	“Health and Safety Authorization” means all material permits, licenses, or authorizations required under Health and Safety Laws in relation to the carrying on of the business of Faster as it is currently conducted.

1.1.60	“Health and Safety Laws” means all applicable laws or regulations enforceable at the Execution Date in Italy relating to workers’ health and safety and to workplace safety and health.

1.1.61	“IAS-IFRS” means the International Financial Reporting Standards, including the International Accounting Standards, issued by the International Accounting Standards Board (I.A.S.B.), and the Interpretations, issued by the International Financial Reporting Interpretation Committee (I.F.R.I.C).

1.1.62	“Indemnification Claim” has the meaning set forth in Section 9.3.3(a).

1.1.63	“Intellectual Property” has the meaning set forth in Section 1.3.12(a) of Schedule 8.1.

1.1.64	“Interim Accounts” means the pro-forma financial statements of each of the Group Companies for the twelve months period ended on December 31, 2017.

1.1.65	“Interim Action” has the meaning set forth in Section 5.2(a).

1.1.66	“Interim Period” has the meaning set forth in Section 5.1.

1.1.67	“Italian Tax Matters” has the meaning set forth in Section 12.3.1(a).

1.1.68	“Laws” means any national, international, EU, federal, state, provincial or local laws, statutes, ordinances, rules, regulations, directives, orders, decisions, rulings, judgements, injunctions or decrees.

1.1.69	“Leakage” means any of the following circumstances or any commitment related thereto to the extent that the same occurs after the Locked Box Date and on or before Closing:

(a)	the payment of any dividend or the distribution of any reserve or the carrying out of any return or reduction of capital, in cash or in kind, paid or made by any Group Company, for the benefit of the Sellers or any of the Sellers’ Affiliates;

(b)	any other payments, transfers of value or transfers of assets made by any Group Company to, or for the benefit of, the Sellers or any of the Sellers’ Affiliates;

(c)	any indebtedness or other liabilities assumed, paid, indemnified or incurred by any Group Company, for the benefit of the Sellers or any of the Sellers’ Affiliates;

(d)	the waiver or forgiving or release (in whole or in part) by any of the Group Companies of any payment of any indebtedness due to that Group Company by the Sellers or any of the Sellers’ Affiliates;

(e)	the granting of any indemnity by any of the Group Companies or any of the Subsidiaries to, or for the benefit of, the Sellers or any of the Sellers’ Affiliates;

(f)	the payment of any bonus, extra compensation, pension or severance payments to any managing director, similar executive, member of a corporate body, employee, advisor, commercial agent or distributor, in each case in connection with the transactions contemplated under this Agreement;

(g)	the payment of any fees, costs, expenses or commissions to any broker, finder, agent or adviser incurred by any Group Company in relation to (i) the assistance rendered in connection with the bid process and the transactions contemplated under this Agreement, (ii) the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or (iii) the performance or consummation of the transactions contemplated hereby (“Transaction Costs”) in excess of those set forth in Schedule 1.1.69. A detailed list of all Transaction Costs incurred or expected to be incurred by any Group Company is attached hereto as Schedule 1.1.69;

(h)	any break fees and/or costs and prepayment fees due under the Financing Agreement as a result of the repayment of any and all outstanding amounts under the current Financing Agreement, in each case in excess of the amounts set forth in Schedule 1.1.69;

(i)	any Finance Team Bonuses, CFO Termination Costs, Break Fees, Management Faster Bonuses, Management Shares Consideration or Management Shares Expenses in excess of the amounts set forth in Schedule 1.1.69;

(j)	any other payments made for the benefit of any Seller or any Affiliate of any Seller; and

(k)	any Taxes, duty or charge becoming payable by any of the Group Companies as a consequence of any of the matters referred to in paragraphs (a) to (j) above,

but excluding (i) any Permitted Leakage (which, to such extent, shall not constitute Leakage and shall, to such extent, not result in any reduction of the Purchase Price (except as set forth in Section 3.1(a)), and (ii) any amount contemplated in paragraphs (a) to (h) above that will have been reimbursed to the relevant Group Company, to the extent of such reimbursement.

1.1.70	“Leakage Claim” has the meaning set forth in Section 3.4(d).

1.1.71	“Lenders” means UniCredit S.p.A., Société Générale S.A. – Milan Branch, Intesa Sanpaolo S.p.A., IKB Deutsche Industriebank AG – Sede di Milano and GE Capital Interbanca S.p.A..

1.1.72	“Locked Box Date” means December 31, 2017.

1.1.73	“Longstop Date” means June 30, 2018.

1.1.74	“Loss” means any actual and direct damage (danno emergente) and loss of profits (lucro cessante) pursuant to article 1223 of the Code (including, without limitation, arbitration and/or court’s as well as advisors fees and expenses), with the express exclusion of any multiple applied in calculating the Purchase Price and any indirect, punitive or consequential damages whatsoever.

1.1.75	“Luxembourg Companies Act” means the Luxembourg Act of August 10, 1915 on commercial companies, as amended from time to time.

1.1.76	“LuxMCo” means Polyusus Lux VI S.à r.l., as fully identified in Recital (B) to this Agreement.

1.1.77	“LuxMCo Shares” has the meaning set forth in Recital (C) to this Agreement.

1.1.78	“Management Faster Bonuses” has the meaning set forth in Section 1.1.94(c).

1.1.79	“Management Faster Shareholders” has the meaning set forth in Recital (F) to this Agreement.

1.1.80	“Management Faster Shares” has the meaning set forth in Recital (F) to this Agreement.

1.1.81	“Management Faster Shares SPA” has the meaning set forth in Recital (G) to this Agreement.

1.1.82	“Management Shares Consideration” means the consideration payable by the Target to the Management Faster Shareholders pursuant to, and in accordance with, the Management Faster Shares SPA, equal to Euro 2,951,255.00 (Two Million Nine Hundred and Fifty-One Thousand Two-Hundred and Fifty-Five).

1.1.83	“Management Shares Expenses” has the meaning set forth in Section 1.1.94(f).

1.1.84	“Merger” has the meaning set forth in Section 6.1.

1.1.85	“NID (ACE) Tax Matters” has the meaning set forth in Section 12.3.1(b)(ii).

1.1.86	“Non-Disclosure Agreement” means the non-disclosure agreement entered into between the Purchaser and Capvis IV on October 10, 2017.

1.1.87	“Notified Leakages Amount” has the meaning set forth in Section 3.1.

1.1.88	“Objection Notice” has the meaning set forth in Section 13(b)(ii).

1.1.89	“Objection Period” has the meaning set forth in Section 13(b)(ii).

1.1.90	“Outstanding Leakage” has the meaning set forth in Section 3.4(c).

1.1.91	“Owned Intellectual Property” has the meaning set forth in Section 1.3.12(a) of Schedule 8.1.

1.1.92	“Party” or “Parties” means, individually or collectively, as the case may be, the Sellers and the Purchaser.

1.1.93	“Patent Box Tax Matters” has the meaning set forth in Section 12.3.1(b)(i).

1.1.94	“Permitted Leakage” means:

(a)	any amount paid or payable by any of the Group Companies to the directors and/or statutory auditors or employees of the relevant Group Company (including (i) the Sellers and their Affiliates, (ii) Mr. Eric Theodor Trueeb and Mr. Giovanni Revoltella, (iii) the Co-Investors and (iv) the Management Faster Shareholders) during the period beginning with the Locked Box Date until the Closing Date as customary remuneration (including bonuses and benefits) for employment and/or board membership (and related expenses) as provided under the agreements and/or resolutions regulating such work or director relationships entered into or passed before the Locked Box Date, in each case, excluding any amounts paid or payable that arise from the transaction contemplated by this Agreement;

(b)	any bonus paid or payable by Faster to the employees of the finance team of Faster and/or Group Companies listed in Schedule 1.1.94(b) in connection with the transactions contemplated under this Agreement, up to an aggregate amount which shall not exceed the amounts set forth in Schedule 1.1.69 (the “Finance Team Bonuses”);

(c)	any bonus paid or payable by Faster and/or the Target—as provided under the agreements and/or resolutions regulating such work or director relationships entered into or passed before the Locked Box Date—to the Management Faster Shareholders as a result of the transaction contemplated by this Agreement (the “Management Faster Bonuses”), in each case, only to the extent that such payments do not exceed the amounts set forth in Schedule 1.1.69;

(d)	any payment made or agreed to be made or liability incurred in respect of any matter undertaken by or on behalf of any Group Company at the written request or with the written agreement of the Purchaser;

(e)	any break fees and/or costs and prepayment fees due under the current Financing Agreement as a result of the repayment of any and all outstanding amounts under the current Financing Agreement (the “Break Fees”), in each case, only to the extent that such payments do not exceed the amounts set forth in Schedule 1.1.69;

(f)	any payment made or agreed to be made to the Management Faster Shareholders pursuant to the Management Faster Shares SPA and/or this Agreement, including the payment of (i) the Management Shares Consideration and (ii) any reasonable cost and expense in connection with the transfer of the Management Faster Shares, which Sellers estimate to be Euro 11,000 (the “Management Shares Expenses”), in each case, only to the extent that such payments do not exceed the amounts set forth in Schedule 1.1.69;

(g)	any Transaction Costs up to the amount set forth in Schedule 1.1.69;

(h)	any cost incurred, or payment made, by the relevant Group Company to Mr. Gianfranco Galbiati for the termination of his employment agreement currently in place with Faster only to the extent that such payments do not exceed the amounts set forth in Schedule 1.1.69 (the “CFO Termination Costs”);

(i)	any item taken into account for the calculation of the Purchase Price, including (for the avoidance of doubt) those set forth in the Equity Bridge attached hereto under Schedule 3.1;

(j)	any payment made or agreed to be made by or on behalf of any Group Company pursuant to this Agreement; and

(k)	any Taxes, duty or charge becoming payable by any of the Group Companies as a consequence of any of the matters referred to in paragraphs (a) to (j) above.

1.1.95	“Person” means any individual, company, firm, partnership, joint venture, corporation, proprietorship, association, trust, fiduciary trust company (società fiduciaria), governmental body, agency or institution of a government, unincorporated organization, or any other organization or entity, private or public (including international, supranational, foreign, federal, national, state, provincial, local or otherwise).

1.1.96	“Pledges” means the Faster Pledge and the Faster USA Pledge.

1.1.97	“Pre-Closing Notice” has the meaning set forth in Section 3.3.

1.1.98	“Purchase Price” has the meaning set forth in Section 3.1.

1.1.99	“Purchaser” means Sun Hydraulics Corporation, as fully identified in Paragraph (10) of the preamble to this Agreement.

1.1.100	“Purpose” has the meaning set forth in Section 5.1(a).

1.1.101	“Representatives” of a Person means, collectively, the directors, partners, management companies, representatives, officers, employees, agents, attorneys-in-fact (procuratori), auditors and accountants as well as the legal, financial and other advisors designated as such by a Person, including “ausiliari” to the extent limited by the power conferred, if applicable in the appropriate jurisdiction.

1.1.102	“Resigned Officers” has the meaning set forth in Section 12.1(a).

1.1.103	“Rules” has the meaning set forth in Section 15.2(a).

1.1.104	“Security Package” means any and all guarantees and collaterals currently in place in favor of the Lenders pursuant to the Financing Agreement.

1.1.105	“Self-Employees” has the meaning set forth in Section 1.3.10(a) of Schedule 8.1.

1.1.106	“Seller” or “Sellers” means, individually or collectively, as the case may be, Capvis IV and the Co-Investors.

1.1.107	“Sellers’ Agent” has the meaning set forth in Section 14.3(a).

1.1.108	“Sellers’ Knowledge” means the actual knowledge of (i) any of Mr. Gianfranco Galbiati, Mr. Giovanni Revoltella, Mr. Stijn Vriends and Mr. Eric Theodor Trüeb, after due and reasonable enquiry, and (ii) each of the Sellers.

1.1.109	“Sellers’ Warranties” has the meaning set forth in Section 1.3 of Schedule 8.1.

1.1.110	“Subsidiaries” has the meaning set forth in Recital (H) to this Agreement.

1.1.111	“Target” or “Polyusus Lux IV” means Polyusus Lux IV S.à r.l., as fully identified in Recital (A) to this Agreement.

1.1.112	“Target Faster Shares” has the meaning set forth in Recital (F) to this Agreement.

1.1.113	“Target Financial Statements” means the Target’s unaudited Financial Statements which include the balance sheets and profit and loss accounts as of December 31, 2017, 2016 and 2015.

1.1.114	“Target Shares” has the meaning set forth in Recital (D) to this Agreement.

1.1.115	“Tax” or “Taxes” means all taxes, levies, charges or fees, including (without limitation) corporate income (IRES), tax on production value (IRAP), corporation, transfer, excise, property, municipality property (ICI), sales, use, value-added, employment related (including employee withholding or employee payroll), withholding, social security, severance, stamp duty (imposta di bollo), registration, capital stock, customs duties and franchise or other governmental taxes or charges, imposed by any national, state or local tax authorities, and such term shall include any interest, penalties or additions to tax or additional amount attributable to such taxes.

1.1.116	“Tax Benefit” has the meaning set forth in Section 12.3.1(a).

1.1.117	Tax Returns” means any report, return, statement, claim for refund, information return or other written information supplied to a Tax Authority in connection with Taxes.

1.1.118	“Termination Fee” has the meaning set forth in Section 13(b)(iii).

1.1.119	“Termination Notice” has the meaning set forth in Section 13(b)(ii).

1.1.120	“Transaction Costs” has the meaning set forth in Section 1.1.69(g).

1.1.121	“Warranties on Group Matters” has the meaning set forth in Section 1.3 of Schedule 8.1.

1.1.122	“Warranty and Indemnity Insurance Policy” means the warranty and indemnity insurance policy to be entered into by and between the Purchaser and ANV Global Services Limited, Sucursal en España, with registered address at Av. Diagonal 123, 08005, Barcelona (ANV), also acting on behalf of the Lloyd’s syndicates AmTrust Syndicate 1861, Novae Syndicate 2007, Channel Syndicate 2015, Sompo International 5151 and Everest Syndicate 2786, on or about the date hereof.

1.1.123	“Worker” has the meaning set forth in Section 1.3.10(e) of Schedule 8.1.

1.2	Rules of construction

Unless otherwise expressly provided herein, for the purposes of this Agreement the following rules of construction shall apply:

(a)	reference to any Article, Section, Paragraph, Recital, or Schedule shall be to the Articles, Sections, Paragraphs, Recitals of, and Schedules to, this Agreement;

(b)	the words “include,” “includes” and “including” are deemed to be followed by “without limitation”;

(c)	terms defined in the singular shall have the comparable meaning when used in the plural, and vice versa, and any reference to the masculine, feminine or neuter gender shall include each other gender, in each case unless the context otherwise requires;

(d)	all Recitals and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein;

(e)	the name assigned to this Agreement and the headings used herein are for convenience of reference only and shall not affect the meaning, construction or effect of this Agreement;

(f)	unless otherwise specified, the terms “hereof”, “herein”, “hereto” and “hereafter” and words of similar import shall refer to this Agreement as a whole (including the Recitals and Schedules) and not to any particular provisions of this Agreement;

(g)	where a translation is provided in parenthesis after an English word or phrase, only such translation shall be decisive for the interpretation of the relevant English word or phrase;

(h)	any reference to actions to be taken (or not taken) by a person which is not a Party to this Agreement shall be construed as an obligation to procure that action (“promessa dell’obbligazione o del fatto del terzo”, in accordance with article 1381 of the Code); and

(i)	the obligation of a Party to use its efforts, whether best or reasonable, to accomplish an objective, shall not be construed as an absolute obligation to ensure that such object is, in fact, reached (i.e., it shall not be considered as an “obbligazione di risultato” but an “obbligazione di mezzi”).

2.	SALE AND PURCHASE OF THE TARGET SHARES AND RIGHT OF DESIGNATION

2.1	Sale and Purchase of the Target Shares

Upon the terms and subject to the conditions of this Agreement (including the Merger and the Condition Precedent):

(a)	Capvis IV shall sell and transfer to the Purchaser, and the Purchaser shall purchase and acquire from Capvis IV, effective as of the Closing Date and upon consummation of the Closing, all rights, title and interest in and to the Capvis Target Shares, free and clear of any Encumbrances; and

(b)	the Co-Investors shall sell and transfer to the Purchaser, and the Purchaser shall purchase and acquire from the Co-Investors, effective as of the Closing Date and upon consummation of the Closing, all rights, title and interest in and to the Co-Investors Target Shares, free and clear of any Encumbrances.

2.2	Right to designate

Pursuant to section 1401 et seq. of the Code, the Person originally entering into this Agreement as the Purchaser may assign all (but not less than all) of its rights and delegate all (but not less than all) of its obligations under this Agreement to its wholly owned subsidiary Sun Hydraulik Holdings Limited, 5 New Street Square, London, EC4A 3TW, Company number 02537433, or another direct or indirect wholly owned subsidiary of Purchaser, it being understood however that no such assignment and delegation will relieve the Person originally entering into this Agreement as the Purchaser of any of its obligations or duties hereunder and that therefore such Person and its assignee will be jointly and severally liable to the Sellers hereunder. The right under this Section 2.2 may be exercised by the Person originally entering into this agreement as the Purchaser by delivering to the Sellers a written notice at least 5 (five) Business Days prior to the Closing Date.

3.	CONSIDERATION

3.1	Purchase Price

(a)	Without prejudice to Section 3.4 below, as consideration for the sale and purchase of the Sellers’ right, title and interest in and to the Target Shares, the Purchaser shall pay to the Sellers, in proportion to their respective shareholding in the Target as at the Closing Date and in accordance with Section 3.2 below, an aggregate consideration equal to the cash amount calculated and determined as follows:

(i)	the Capvis Target Shares Purchase Price;

plus

(ii)	the Co-Investors Target Shares Purchase Price;

(the Capvis Target Shares Purchase Price plus the Co-Investors Target Shares Purchase Price, collectively, the “Aggregate Base Purchase Price”, which is equal to Euro 373,305,563.00 (Three Hundred Seventy-Three Million Three Hundred and Five Thousand Five Hundred and Sixty-Three), which is based on the the Equity Bridge attached hereto under Schedule 3.1(b)

plus

(iii)	an amount equal to the interest accrued on the Aggregate Base Purchase Price in the period between (and including) the Locked Box Date and the Closing Date at a yearly rate of 6% (calculated on the basis of a year of 365 days for any period which is less than a year) (the “Additional Amount”);

minus

(iv)	the Management Shares Consideration, the Finance Team Bonuses, the Management Faster Bonuses, the Transaction Costs (up to the amount set forth in Schedule 1.1.69) and the CFO Termination Costs;

minus

(v)	the entire amount of any Notified Leakage that has been notified by the Sellers – through the Sellers’ Agent – to the Purchaser prior to the Closing Date pursuant to Section 3.4(b) (the “Notified Leakages Amount”)

(the Aggregate Base Purchase Price plus the Additional Amount minus the Management Shares Consideration minus the Finance Team Bonuses minus the Management Faster Bonuses minus the Transaction Costs (up to the amount set forth in Schedule 1.1.69) minus the CFO Termination Costs minus the Notified Leakages Amount, the “Purchase Price”).

A sample calculation of the Purchase Price, which assumes for exemplary purposes only that (i) the Notified Leakage Amount will be zero, and (ii) the Closing Date is April 5, 2018 is set out in Schedule 3.1(a).

(b)	Without prejudice to the provisions of Sections 3.4, the Parties acknowledge and agree that the Purchase Price shall not be subject to any reduction, adjustment, amendment or revision including, for the avoidance of doubt, in connection with, or as a result of, the Equity Bridge which is attached hereto under Schedule 3.1 for illustrative purposes only.

3.2	Payment of the Purchase Price

(a)	On, and with value date as of, the Closing Date, the Purchaser shall pay to the Sellers, in accordance with the instructions, and on the account(s), that will be provided to the Purchaser by the Sellers’ Agent at least 5 (five) Business Days prior to the Closing Date, a cash amount equal to the Purchase Price.

(b)	All payments pursuant to this Article 3 shall be made by the Purchaser in accordance with the provisions of Section 14.5.

3.3	Pre-Closing Notice

At least 5 (five) Business Days before the Closing Date, the Sellers, through the Sellers’ Agent, shall deliver to the Purchaser a written notice (the “Pre-Closing Notice”) setting forth the calculation of the Purchase Price in accordance with Section 3.1, taking into account, inter alia, any Leakage notified to the Purchaser in accordance with Section 3.4(b) as at the date of the Pre-Closing Notice.

3.4	Locked Box Mechanism

(a)	Without prejudice to the provisions of Section 4 below, the economic and business risks and benefits of the Target pass to the Purchaser from the Locked Box Date.The Sellers:

(i)	represent and warrant to the Purchaser, in relation to the period from the Locked Box Date to the Execution Date; and

(ii)	undertake to procure, in relation to the period from the Execution Date to the Closing Date (included),

that, except for the Permitted Leakages, there has not been any Leakage in the period from the Locked Box Date to the Execution Date and there will not be any Leakage in the period from the Execution Date to the Closing Date (included).

(b)	Without prejudice to the above, the Sellers, through the Sellers’ Agent, shall notify in writing to the Purchaser any Leakage occurring between the Locked Box Date and the Closing Date, promptly as soon as it becomes aware that such Leakage has occurred, indicating the relevant amount and summary information thereon. The amount of any Leakage that is so notified to the Purchaser at least 3 (three) Business Days before the Closing Date, as indicated in the Pre-Closing Notice, shall be deducted from the Purchase Price payable by the Purchaser on the Closing Date in accordance with Section 3.1(a)(v). The Purchaser shall not be entitled to object to, or anyway challenge, the contents of the Sellers’ notices pursuant to this Section 3.4(b) (including the amount of the Leakage indicated therein) which shall be binding for the purposes of determining the Purchase Price to be paid at Closing, it being understood that such determination shall be subject and without prejudice to the Purchaser’s rights, as set forth in this Agreement, in relation to the correct determination following Closing of each item of Leakage and Permitted Leakage contained therein and the resulting calculation of the Purchase Price.

(c)	If any Leakage has occurred or occurs in the period from (and including) the Locked Box Date up to the Closing, subject to the Closing always taking place, as an exclusive remedy for the Purchaser, the Sellers hereby agree, in accordance with the timing and procedure set forth in Section 3.4(d), to pay to the Purchaser, as a Euro by Euro reduction of the Purchase Price, the full amount of any Leakage so disbursed that has not already been deducted from the Purchase Price payable by the Purchaser on the Closing Date pursuant to Section 3.1(a)(v) (any such Leakage not so deducted, an “Outstanding Leakage”).

(d)	Following the Closing and within the earlier of (i) April 30, 2019 and (ii) the date of expiry of the 12th (twelfth) month of the Closing Date, under penalty of forfeiture (decadenza), the Purchaser shall notify to the Sellers’ Agent in writing if any Outstanding Leakage has occurred in the period from (and including) the Locked Box Date up to the Closing and the relevant amount(s), including all necessary and specific written supporting evidence thereof (the “Leakage Claim”). In the event of objection by the Sellers’ Agent, the Purchaser and the Sellers’ Agent will meet in order to amicably settle the dispute and, if no agreement is reached within 15 (fifteen) Business Days, the relevant dispute will be decided pursuant to Section 15.2 of this Agreement. Notwithstanding anything to the contrary, the amount of any Leakage communicated by the Sellers to the Purchaser in the period comprised between the date of sending of the Pre-Closing Notice and the Closing Date (included) shall be paid by Sellers to the Purchaser at Closing (if not deducted from the Purchase Price).

(e)	If any Outstanding Leakage agreed or determined in accordance with this Section 3.4 is to be paid to the Purchaser it shall be paid within 10 (ten) Business Days of agreement or the termination in accordance with this Section 3.4. Any Seller that authorized, received or otherwise benefited from such Outstanding Leakage and Capvis shall be severally and jointly liable for the obligation to make any Outstanding Leakage payments pursuant to this Section 3.4. All payments pursuant to this Section 3.4 shall be made by the Sellers to the Purchaser in accordance with the provisions of Section 14.5, to the extent applicable.

(f)	The price deduction contemplated in Section 3.4(b) and the payments referred in Section 3.4(c) shall be the sole and exclusive remedy (excluding, by way of example only, counterclaims or defenses or claims for indemnification) available to the Purchaser arising from a Leakage occurred in the period from (and including) the Locked Box Date up to the Closing.

(g)	Any and all liability of the Sellers under Section 3.4 shall laps and if to the extent no Leakage Claim is filed on or before the term provided under Section 3.4(d) above.

4.	CONDITION PRECEDENT TO CLOSING

4.1	No Antitrust

The Purchaser hereby represents to the Sellers that (i) it has made, with the assistance of its advisors, all the adequate antitrust assessments in relation to the transactions contemplated hereby; and (ii) there is no Authority whose antitrust clearance is to be awaited before the Parties may perform the Closing.

4.2	Condition Precedent

The obligation of the Parties to proceed with the Closing pursuant to this Agreement is subject to the condition precedent that, on or prior to the Longstop Date, the Sellers shall have complied with the delivery obligations as provided under Section 4.4 below (the “Condition Precedent”).

4.3	Effects

If the Condition Precedent is not fully satisfied (or waived by the Purchaser by written notice to the Sellers) within the Longstop Date, this Agreement shall automatically terminate in accordance with Section 13 below.

4.4	Delivery of Audited Financial Statements

Prior to Closing, the Sellers shall deliver to the Purchaser copies of Faster’s consolidated audited Financial Statements which shall include the balance sheets as of December 31, 2017 and December 31, 2016 and the related statements of income and comprehensive income, stockholders’ equity and cash flow for the years ended, December 31, 2017, 2016 and 2015, and all required notes to the consolidated financial statements, which Financial Statements shall be (a) prepared in accordance with the IAS-IFRS, and (b) audited in accordance with U.S. Generally Accepted Auditing Standards (“US GAAS”), it being understood and acknowledged that the Financial Statements shall be either prepared in or translated to the English language, and if the

Financial Statements are translated to the English language, such translation must be a fair and accurate translation; provided, further, (x) the fact that such financial statements are prepared in accordance with the IAS-IFRS must be explicitly stated in the notes to the financial statements, and (y) the auditor’s report, which will be provided along with the related English language financial statements, explicitly state that the audits were conducted in accordance with U.S. GAAS and must include an opinion on whether the financial statements comply with IAS-IFRS and such opinion shall not provide (A) any statement relevant to the disclaimer of an opinion, scope qualification or impossibility to issue an opinion (impossibilità di esprimere un giudizio); or (B) an opinion with modifications or remarks (giudizio con rilievi) or (C) an adverse or negative opinion (giudizio negativo).

5.	INTERIM PERIOD

5.1	Interim management covenants

Except as (i) disclosed in, or resulting from, this Agreement, (ii) permitted or contemplated under this Agreement (including the Merger) and in Schedule 5.1 hereto, (iii) agreed or consented to by the Purchaser, in writing, or (iv) required under any binding agreement to which any Group Company is a party as of the Execution Date and which is listed on Schedule 5.1 (it being understood and agreed that all of the above exceptions and qualifications under Paragraphs (i) to (iv) qualify, limit, and apply to any and all of the Sellers’ commitments under this Section 5.1) the Sellers shall, between the Execution Date and the Closing (the “Interim Period”):

(a)	procure, in order to allow the Purchaser to understand the operation of the Group Companies with a view to facilitate the transition after the implementation of the transaction contemplated in this Agreement (the “Purpose”), that the Purchaser and any person reasonably requested by the Purchaser:

(i)	in connection with the Purpose, is given reasonable access to the Group Companies’ books and records, information and data concerning the business, as well as, the relevant personnel of the Business; and

(ii)	on reasonable notice and in any case in respect of the Purpose, to visit and inspect any premises where the business is run,

in each case provided that any such activity does not materially interfere with the ordinary course of business and it is permitted by, and subject to any obligations of the Sellers pursuant to, any applicable Laws;

(b)	procure that each of the Group Companies carries on its business in the ordinary course;

(c)	use their reasonable best efforts to carry out the activities required for the purposes of full compliance with the provisions of Section 4.4 above;

(d)	procure that each of the Group Companies abstains from:

(i)	adopting any plan of (or otherwise engaging in any) complete or partial liquidation, dissolution, merger, de-merger of any of the Group Companies;

(ii)	issuing or granting any options, warrants or other rights to purchase or subscribe to any shares or any other interest in its respective capital stock;

(iii)	increasing or reducing its corporate capital (except in the cases provided under articles 2446 and 2447 of the Code);

(iv)	paying any dividends or making any distributions of assets to the Sellers;

(v)	acquiring or disposing of – including through a sale or lease (as lessor or lessee) – any going concern (azienda or ramo di azienda);

(vi)	entering into any new agreement, of whatever nature, with an aggregate yearly consideration to be paid by any of the Group Companies higher than Euro 500,000 (five hundred thousand);

(vii)	making any single unbudgeted capital expenditure exceeding Euro 100,000 (one hundred thousand) for each such capital expenditure;

(viii)	acquiring or transferring/ disposing of any participations in the equity of other entities;

(ix)	changing the salary or other employment conditions of directors, top managers and executives (dirigenti) of any Group Company, except as required by applicable Law or by any collective bargaining agreements applicable as of the Execution Date;

(x)	engaging or hiring new top managers or executives (dirigenti) (except for those necessary to cover departures or new job positions required in the ordinary course of business) as well as dismissing, terminating or otherwise entering into agreements relating to the termination or dismissal of top managers and executives (dirigenti);

(xi)	changing or altering the Accounting Principles and practices applied;

(xii)	settling any claims or controversies other than in relation to the collection of receivables not exceeding Euro 100,000 (one hundred thousand) each;

(xiii)	undertaking to and/or resolving to do any of the foregoing.

5.2	Interim actions

(a)	To the extent permitted under applicable Laws, the Sellers, through the Sellers’ Agent, shall notify the Purchaser in advance, by email addressed pursuant to Section 14.1, of any action or transaction falling under the scope of Section 5.1(d) and not otherwise permitted in accordance therewith, which a Group Company intends to carry out (each an “Interim Action”).

(b)	As soon as practicable and in any event within 5 (five) Business Days following the date of the Sellers’ Agent’s email (regardless of the Purchaser’s acknowledgement of receipt pursuant to Section 14.1 but provided that such email expressly includes the reference to Section 5 of this Agreement and the date of expiration of the term for the reply), the Purchaser shall have the right to object to the Interim Action, notifying in writing the reasons therefor to the Sellers’ Agent. Lacking any such motivated notice of dissent within the above timeframe, the Interim Action shall be deemed agreed and approved by the Purchaser.

(c)	Notwithstanding anything to the contrary as set forth in this Article 5, the Sellers shall not be liable towards the Purchaser if, during the Interim Period, any of the Group Companies does, or abstains from doing, something which would constitute a breach of Section 5.1 or this Section 5.2 in order not to:

(i)	breach any applicable mandatory Laws; or

(ii)	breach any agreements or undertakings listed on Schedule 5.1.

it being understood that the Sellers shall use their reasonable efforts to ensure that the Purchaser is informed, through the Sellers’ Agent, of any such actions or omissions in advance.

6.	PRE-CLOSING ACTIONS

6.1	The Merger

Prior to the Closing Date the Sellers shall, and shall cause that, LuxMCo is merged, by means of a reverse merger, into the Target (the “Merger”); it being understood that, upon completion of the Merger, any direct or implied reference to the Target and/or Polyusus Lux IV contained in this Agreement (including Section 1.3.1 of Schedule 8.1) shall be read, construed and interpreted as if it was made to the entity resulting from the Merger, unless the context requires otherwise.

6.2	Financing cooperation

(a)	The Purchaser acknowledges that according to the provisions set forth in the Financing Agreement the transfer of the Target Shares from the Sellers to the Purchaser triggers the obligation of Faster to mandatory prepay the Existing Credit Facility.

(b)	On the Closing Date the Purchaser shall make available to Faster the funds necessary to prepay the Existing Credit Facility according to the Financing Agreement and obtain the full release of the Security Package and, in particular, of Faster from any and all the obligations they undertook towards the Lenders, including the release of the Pledges.

(c)	The Sellers shall, and shall cause the Group Companies to, cooperate with the Purchaser for purposes of the prepayment of the Existing Credit Facility and release of the Security Package.

7.	CLOSING

7.1	Closing date and time

Subject to occurrence of the Condition Precedent, the Closing shall take place at the offices of Latham & Watkins LLP in Milan (Italy), Corso Matteotti 22, at 9 a.m. CET, or at such other time and place as the Parties may mutually agree, on the later to occur of (i) April 5, 2018, or (ii) the 5th (fifth) Business Day following the date on which the Condition Precedent will have been satisfied (the “Closing Date”) or on such other date as the Parties may mutually agree; it being understood, however, that the Closing Date shall occur no later than the Longstop Date.

7.2	Actions at Closing

In addition to any other action to be taken and to any other instrument to be executed or delivered pursuant to this Agreement, on the Closing Date:

(a)	the Purchaser shall:

(i)	pay to the Sellers, pursuant to Section 14.5 of this Agreement, the Purchase Price as set forth under Article 3;

(ii)	execute and deliver, or cause to be executed and delivered, to the Lenders, any instruments and take any actions (including the provisions to Faster of the funds to prepay the Existing Credit Facility), as may be necessary under the Financing Agreement, to have the Lenders fully releasing the Security Package;

(iii)	execute and deliver, or cause to be executed and delivered, to the Sellers, as applicable, any instruments as may be reasonably required under applicable Laws to be executed by the Purchaser and delivered to the Sellers, to vest in the Purchaser good and marketable title to the Target Shares;

(iv)	pay or cause to be paid to the appropriate Persons and in the appropriate manner, (1) any stamp, transfer or similar Taxes as well as notarial duties, fees, costs and expenses however due for the transfer of the Target Shares; (2) on behalf of the Target, all Transaction Costs;

(v)	pay, on behalf of the Target, or, at its discretion, provide the Target with the amounts to pay, the Management Shares Consideration to the Management Faster Shareholders (including any stamp, transfer or similar Taxes as well as notarial duties, fees, costs and expenses however due for the transfer of the Management Faster Shares);

(vi)	cause the newly appointed directors and, if applicable, statutory auditor(s) of the Group Companies to immediately accept their respective appointment at the relevant shareholders’ meetings and to file the relevant acceptance forms and documents with the competent company register; and

(vii)	deliver to the Sellers duly executed letters addressed to each of the Resigned Officers as contemplated in Section 12.1(c);

(b)	prior to Closing, the Sellers shall deliver to the Purchaser a written declaration confirming that each of the Sellers’ Warranties are true, correct and accurate as of Closing, except as affected by facts, events and/or circumstances occurring after the Execution Date and prior to the Closing Date, and Disclosed pursuant to, and in accordance with, Section 8.2(d) of this Agreement;

(c)	immediately after the receipt by the Sellers of reasonably satisfactory evidence that irrevocable instructions for the transfer of the Purchase Price to the bank account notified to the Purchaser in accordance with Section 14.5 below have been given by the Purchaser and confirmation by the receiving bank that such irrevocable instructions have been duly processed and funds credited, the Sellers shall:

(i)	execute and deliver, or cause to be executed and delivered, to the Purchaser, any instruments as may be reasonably required under applicable Laws, to vest in the Purchaser good and marketable title to the Target Shares;

(ii)	procure that the Group Companies Directors resign from their respective offices with effect as from the Closing Date, by means of an executed declaration substantially in the form set forth in Schedule 7.2(c)(ii), and deliver to the Purchaser copies of such executed resignation letters;

(iii)	use its best efforts to obtain the resignation from their respective offices by the Group Companies Statutory Auditors with effect as from the date on which their substitution becomes effective, by means of an executed declaration substantially in the form set forth in Schedule 7.2(c)(iii), and deliver to the Purchaser copies of any such executed resignation letters;

(iv)	procure a written notice from the Target to confirm that the Management Faster Shares have been validly purchased in accordance with the terms and conditions of the Management Faster Shares SPA;

(v)	provide evidence to the Purchaser showing that the Merger has been duly completed; and

(vi)	procure that a shareholders’ meeting of the Target, Faster and Faster USA is validly held on the Closing Date to resolve upon (A) the appointment (1) of the new board of directors of the Target, Faster and Faster USA, which shall be composed of the individuals to be designated by the Purchaser in writing to the Sellers’ Agent at least 5 (five) Business Days prior to the Closing Date, and (2) as new statutory auditors of the Target, Faster and Faster USA of the persons to be designated by the Purchaser in writing to the Sellers’ Agent at least 5 (five) Business Days prior to the Closing Date to replace the resigning Statutory Auditors of the Target, Faster and Faster USA, and (B) the release – to the maximum extent allowed under applicable Law – of the respective Resigned Officers from any and all liabilities arising out of their activities and functions carried out as directors and/or statutory auditors, as the case may be, for the entire period of their office and until the Closing Date, including, without limitation, in relation to the matters expressly provided for in Schedule 7.2(c)(vi); and

(vii)	procure that the Target is released from all securities, guarantees, claims, indemnities, sureties, charges, bonds, comfort letters or similar obligations (if any) given by or binding upon it in respect of any liability or obligation vis-à-vis the Sellers.

(d)	the Sellers and the Purchaser shall execute and deliver:

(i)	all other previously undelivered items required to be delivered at or prior to Closing pursuant to this Agreement or in connection herewith; and

(ii)	such other instruments as may be necessary, under applicable Laws, to vest in the Purchaser good and marketable title in the Target Shares, free and clear from all Encumbrances, and to otherwise properly effect the purposes of this Agreement or comply with any applicable Laws.

(e)	The Parties hereby grant power to any lawyer of NautaDutilh Avocats Luxembourg S.à r.l. and to any manager of the Target, acting individually and with full power of substitution, to register the transfer of the Target Shares to the Purchaser in the shareholder register of the Target and to make any filings and publications as required by law.

7.3	One transaction

It is hereby agreed and understood that all actions and transactions under Section 7.2 preceding, including, without limitation, the payment of the Purchase Price and the Management Shares Consideration, the transfer of the Target Shares and the Management Faster Shares, and any other Closing deliveries by all Parties, shall be regarded, for the purposes of the Closing, as one single transaction, so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have been performed as provided in this Agreement. The Parties acknowledge the essential nature of this provision.

7.4	Absence of novation effects

The execution of the Closing shall not affect, and shall not have any novation effects (effetti novativi) on, the rights and obligations of the Sellers and the Purchaser provided for in this Agreement, which shall remain effective as stated herein.

8.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

8.1	Representations and warranties of the Sellers

Subject to the provisions of Section 8.2 and subject and without prejudice to the provisions of Article 9, each Seller makes in favor of the Purchaser the Sellers’ Warranties set forth in Schedule 8.1, to the extent applicable to itself as set forth in Schedule 8.1, and declares that they are true, correct and accurate in all material respects as of the Execution Date and they shall be true, correct and accurate in all material respects as of the Closing Date, as if they were made on such date, except for those Sellers’ Warranties made as of a specified date or for a specified period, which shall be true, correct and accurate in all material respects as of such specified date or for such specified period.

8.2	Limitations

(a)	Other than those expressly and specifically made or given in this Article 8 and in Schedule 8.1, the Sellers do not directly or indirectly make any representations or give any warranties with reference to themselves, the Target Shares, any of the Group Companies, and their assets, liabilities, and businesses and, more in general, any other matter relating to the actions and transactions contemplated under this Agreement. The Sellers’ Warranties contained in this Article 8 are in lieu of all other representations and warranties however provided under applicable Laws.

(b)	Without limitation of the generality of the foregoing Section 8.2(a), the Sellers render no representation and give no warranty, express or implied, to the Purchaser with respect to financial or economic projections, estimates, analyses, budgets, business plans or management analyses or to the future profitability, revenues, results of operations, cash flows, or financial or trading performance, conditions or prospects of any of the Group Companies (including those delivered or made available to the Purchaser, its representatives and advisors in the context of the Due Diligence or otherwise) and the Purchaser accepts and agrees on, assuming its own full risk, all of the foregoing.

(c)	The Parties agree that the content and scope of the Sellers’ Warranties rendered by the Sellers (and, therefore, the relevant indemnification in favor of the Purchaser pursuant to Article 9 below) shall be limited by (i) what has been Disclosed on or prior to the date hereof (notwithstanding any specific reference to what has been Disclosed that may be contained in any specific Sellers’ Warranty) or what is Disclosed under letter (d) below after the date hereof, or disclosed in the Financial Statements and the Interim Accounts of the Group Companies, even if not expressly referred to under the relevant representation; (ii) any events, facts, acts, matters contemplated under Schedule 8.1; as well as (iii) any other events, facts, acts, matters or omissions permitted or contemplated elsewhere in this Agreement or any Schedule thereto or requested in writing or agreed to or consented to in writing by the Purchaser.

(d)	Without prejudice for the provisions of Section 13(b), in the event that, between the Execution Date and the Closing Date, anything occurs or comes, for the first time, to the Sellers’ Knowledge that results in any of the Sellers’ Warranties being untrue, inaccurate or incorrect, the relevant Seller shall promptly inform in writing the Purchaser and such information shall be deemed as Disclosed.

(e)	Without prejudice to the provisions of Article 9, the Sellers’ Warranties constitute a unilateral, autonomous and independent guarantee commitment for all legal purposes assumed by the Sellers to the Purchaser in connection with the transaction contemplated by this Agreement, therefore they are not subject, inter alia, to the provisions set forth under Articles 1491, 1495 and 1497 of the Code and any right or remedy of the Purchaser arising under this Agreement in connection with any breach of any of the Sellers’ Warranties shall be subject only to the terms and limitations specified herein.

9.	SELLERS’ INDEMNIFICATION OBLIGATIONS AND WARRANTY AND INDEMNITY INSURANCE POLICY

9.1	Sellers’ indemnification obligations

The Sellers will indemnify the Purchaser against, and reimburse the Purchaser for, any Loss that the Purchaser and/or any Group Company suffers or incurs, as a result of or in connection with:

(a)	the breach of any Sellers’ Warranties, subject and without prejudice to the provision of Section 9.2;

(b)	any breach or failure by the Sellers to perform any of its covenants or obligations contained under this Agreement, subject and without prejudice to the provision of Section 9.3, it being understood and agreed that, for the purposes of this Section 9.1(b), the definition of Loss shall expressly be meant to exclude any loss of profits whatsoever.

9.2	Warranty and Indemnity Insurance Policy

9.2.1	In the event of breach or incorrectness of any of the Sellers’ Warranties, the Sellers will not be bound, except in case of fraud, willful intent (dolo) or gross negligence (colpa grave), to indemnify the Purchaser in excess of an aggregate amount equal to Euro 1.00 (one/00), as the Purchaser confirmed it has negotiated and entered into the Warranty and Indemnity Insurance Policy and shall seek indemnification exclusively thereunder and the Parties acknowledge that the Sellers’ Warranties have been granted by the Sellers only for such purpose. Therefore, without limiting the generality of the foregoing (except in case of fraud, willful intent (dolo) or gross negligence (colpa grave)):

(a)	shall the Warranty and Indemnity Insurance Policy be null or void, terminated, invalid, or cease to be effective for any reason whatsoever, or

(b)	shall the insurers under the Warranty and Indemnity Insurance Policy reject or refuse, in whole or in part, any indemnification thereunder or be in breach of its obligations under the Warranty and Indemnity Insurance Policy, the Purchaser will in no way be entitled to seek indemnification from the Sellers for any breach of the Sellers’ Warranties in excess of an aggregate amount equal to Euro 1.00 (one/00), since any Sellers’ Warranties will be deemed ineffective and as never granted by the Sellers. The Purchaser acknowledges that the above provisions are of essential nature for the Sellers and represented a material inducement for the Sellers to enter into this Agreement.

9.2.2	Waiver and releases

(a)	In consideration of, and subject and without prejudice to, the provisions of this Section 9.2, the Purchaser hereby releases, waives, acquits, and irrevocably discharges the Sellers, their respective Affiliates and directors and employees of each of them from any and all rights, actions, claims, debts, demands, costs, liabilities, obligations and damages, which the Purchaser may claim to have in connection to untruthfulness and/or incorrectness and/or inaccuracy and/or breach of the Sellers’ Warranties, save in case of fraud /willful intent (dolo) or gross negligence (colpa grave).

(b)	In consideration of, and subject and without prejudice to, the provisions of this Section 9.2, the Purchaser undertakes to fully indemnify and hold the Sellers, their respective Affiliates and directors and employees of each of them, harmless from and against any and all claims, requests, demands, losses, requests of payment, liabilities, costs and expenses (including legal fees) and damages that the Sellers, their respective Affiliates and directors and employees of each of them, may incur into in respect of or in connection with any actions, lawsuits or claims of whatever nature brought under any cause of action or ground by the Purchaser for untruthfulness and/or incorrectness and/or inaccuracy and/or breach of the Sellers’ Warranties, save in case of fraud/willful intent (dolo) or gross negligence (colpa grave).

9.2.3	No right of recovery

(a)	The Purchaser has delivered to the Sellers a written statement by the insurers addressed to, and for the benefit of, the Sellers, whereby the insurers, as in the Warranty and Indemnity Insurance Policy, irrevocably waive any subrogation right against the Sellers, save in case of fraud, willful intent (dolo) or gross negligence (colpa grave). The Purchaser further undertakes not to amend or modify the provisions in the Warranty and Indemnity Insurance Policy concerning subrogation, or the terms thereof to the detriment of the Sellers during the term of the Warranty and Indemnity Insurance Policy.

(b)	The Purchaser undertakes to fully indemnify and hold the Sellers harmless from and against any and all claims, requests, demands, losses, requests of payment, liabilities, costs and expenses (including legal fees) and damages that the Sellers may incur into in respect of or in connection with any actions, lawsuits or claims of whatever nature brought under any cause of action or ground by the insurers under the Warranty and Indemnity Insurance Policy, save in case of fraud, willful intent (dolo) or gross negligence (colpa grave).

9.2.4	Costs of the Warranty and Indemnity Insurance Policy

Any and all costs, including the premium (premio assicurativo) and Taxes related to the Warranty and Indemnity Insurance Policy shall be borne by the Purchaser.

9.3	Exclusions and limitation to Sellers’ liability

9.3.1	Exclusions

The Sellers shall not be liable under Section 9.1(a) above and, limited to letters (a) and (c) below, under Section 9.1(b):

(a)	in respect of any actual or alleged breach of the Sellers which is notified to the Sellers, through the Sellers’ Agent, later than 12 (twelve) months following the Closing Date;

(b)	in respect of any fact or circumstance that has been Disclosed (or under Section 8.2(d) above) or disclosed in the Financial Statements and the Interim Accounts of the Group Companies;

(c)	in respect of any Loss occurred due to the passing of, or a change in, after the date of this Agreement, a Law not actually in force at the Execution Date;

(d)	for an amount equivalent to any net Tax benefit or deduction applicable to the Purchaser and/or any of the Group Companies, in connection with the Loss in any given fiscal year in which such Tax benefit or deduction may first be taken, it being however understood that, should no such Tax deduction be available to the Purchaser or Group Companies, as the case may be, at the time of the occurrence of the Loss for any reason whatsoever, including in relation to the absence of taxable income, then the Sellers shall pay the relevant indemnity (unless the Purchaser directs otherwise) but the Purchaser, if and to the extent that such Loss (or related deduction) may be and is carried forward for Tax purposes, shall return to the Sellers such indemnity if and when the Tax deduction is made in relation to such Loss on or prior to the last day of the twelfth (12th) month following the date when the Tax deduction can be first made;

(e)	for an amount equivalent to any specific reserve, provisions or fund recorded in the Interim Accounts with respect to a specific Loss; and

9.3.2	Limitations

The Sellers’ maximum aggregate liability under Section 9.1(b) shall be limited to the Purchase Price except in case of fraud, willful intent (dolo) or gross negligence (colpa grave).

9.3.3	Indemnification procedure

If any event occurs which could give rise to the Sellers’ liability under Section 9.1(b) above, the following provisions shall apply:

(a)	the Purchaser shall give written notice to the Sellers’ Agent of such event within 30 (thirty) Business Days from the date on which the Purchaser becomes aware of the relevant event and shall provide all reasonable details thereof, indicating, to the extent available, the amount allegedly due by the Sellers according to such claim (hereinafter the “Indemnification Claim”);

(b)	the Sellers shall be entitled to challenge in writing, through the Sellers’ Agent, the Indemnification Claim within 20 (twenty) Business Days of the relevant day of receipt, by summarily and preliminarily justifying the reasons of such challenge;

(c)	if the Indemnification Claim is challenged by the Sellers according to letter (b) above, then during a period of 15 (fifteen) Business Days following the receipt of the notice by the Sellers’ Agent under previous letter (b), the Sellers and the Purchaser shall attempt to resolve any difference which they may have with respect to any matter constituting the subject matter of such notice. If, at the end of such period, the Sellers and the Purchaser fail to reach an agreement in writing with respect to all such matters, then all matters as to which an agreement is not so reached may be submitted to the arbitration panel pursuant to Section 15.2 below.

9.4	General Provisions

The Parties acknowledge and agree that the following provisions shall be applicable to the Sellers’ indemnification obligations under Section 9.1.

9.4.1	No double counting

Any indemnity or payment provided in this Article 9 shall be so applied as to avoid any double counting, including—for the avoidance of doubt—in the event that the Purchaser successfully enforces two or more Sellers’ Warranties in connection with the same breach. Without prejudice to the generality of the foregoing, for the sake of clarity, it is agreed and understood that no indemnity or payment provided in this Article 9 shall be owed to the Purchaser if the underlying fact or circumstance has been already considered a Leakage, has been taken into account for the purposes of any payment made or consent given under Section 5.1 or is otherwise permitted under this Agreement.

9.4.2	Exclusive remedy

The rights and remedies provided in this Article 9 shall be exclusive and in lieu of any other right, action, defense, claim or remedy of the Purchaser, provided by applicable Law or otherwise, however arising in connection with, or by virtue of, any breach of the Sellers Warranties under this Agreement except in case of fraud, willful intent (dolo) or gross negligence (colpa grave). In addition, except as provided in Section 13(b), no breach or inaccuracy, even if material, of any of Sellers’ Warranties (including between the Execution Date and the Closing Date) or of any undertakings or covenant of the Sellers under this Agreement will give rise to any right on the part of the Purchaser to rescind or terminate this Agreement or to refuse to effect the Closing or to perform its obligations set forth in this Agreement, prior to, on, or after the Closing Date. It is understood that the above is subject and without prejudice to the provisions set forth under Section 3.4 and Article 4 of this Agreement as well as to the right of the Purchaser to bring any action or claim whatsoever against the Sellers for any breach by the Sellers of any (i) any of the covenants set forth in Section 3.4(e) and Section 14.13 of this Agreement, (ii) interim management covenant pursuant to Section 5.1, (iii) interim actions set forth in 5.2, or (iv) pre-Closing action, to the extent applicable to the Sellers, under Article 6 of this Agreement, with the express exclusion, for the avoidance of doubt, of any breach of Sellers’ Warranties.

10.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

10.1	Representations and warranties of the Purchaser

Subject to the provisions of Section 10.2, the Purchaser renders in favor of the Sellers the representations and warranties set forth in this Article 10 and declares that they are correct and true in all material respects as of the Execution Date and they shall be correct and true in all material respects as of the Closing Date, as if they were made on such date, except for those representations and warranties made as of a specified date or for a specified period, which shall be true and correct in all material respects as of such specified date or for such specified period.

10.2	Limitations

Other than those expressly and specifically made or given in this Article 10, the Purchaser does not directly or indirectly make any representations or give any warranties with reference to itself and, more in general, any matter relating to the actions and transactions contemplated under this Agreement. The representations and warranties of the Purchaser contained in this Article 10 are in lieu of all other representations and warranties however provided under applicable Laws.

10.3	Purchaser’s representations and warranties on the Purchaser’s matters

10.3.1	Organization and good standing

The Purchaser is a corporation company, duly organized, validly existing and in good standing under the Laws of the state of Florida. No liquidation and/or winding up proceedings have been started and no proceedings have been commenced for the purpose of, and no judgement has been rendered, declaring the Purchaser in liquidation or subject to any bankruptcy or similar proceedings.

10.3.2	Due authority. Consents

(a)	The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary actions and no other proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)	This Agreement is duly executed and delivered by the Purchaser and is a legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms.

(c)	No consent, approval, waiver, order, authorization, permit, license of, or registration, declaration, application, registration or filing with any Authority (“Consent”), is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

10.3.3	No conflict

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with or fulfilment of the terms and provisions hereof, conflicts with or results in a breach or violation of, or constitutes (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of (i) the organizational documents of the Purchaser; (ii) any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which the Purchaser is a party or by which the Purchaser is otherwise bound or affected; or (iii) any Laws applicable to the Purchaser.

10.3.4	Required financing

(a)	At Closing, the Purchaser will have irrevocable and unconditional commitments in place for equity contributions and/or debt financing in sufficient aggregate amount to provide sufficient immediately available funds to consummate the transactions contemplated hereby, including (1) to pay the Purchase Price, including, without limitation prepaying the Existing Credit Facility and paying the Management Shares Consideration, and (2) to pay any fees and expenses in connection with the transactions contemplated hereby or the financing thereof.

(b)	The Purchaser acknowledges that its obligations under this Agreement are not subject to, or conditional on, obtaining the required debt financing and/or equity contributions.

10.3.5	No broker

No person has acted on behalf of the Purchaser in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against the Sellers or any of the Group Companies for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement.

11.	PURCHASER’S INDEMNIFICATION OBLIGATIONS

11.1	Purchaser’s liability

Purchaser shall indemnify and hold harmless the Sellers from and against any Loss suffered or incurred directly by the Sellers as a result of:

(a)	any breach of the representations made and warranties given by the Purchaser pursuant to Article 10; and

(b)	any breach of any obligation undertaken by the Purchaser under this Agreement.

12.	OTHER COVENANTS

12.1	Post-Closing Covenants of the Purchaser in favour of the Indemnified Persons

(a)	The Purchaser undertakes:

(i)	to the maximum extent permitted under the applicable Laws, not to initiate and/or permit to be initiated by any of its Affiliates or by any of the Group Companies for 5 (five) years from the Execution Date any action, suit, claim or litigation concerning any asserted liability (other than for fraud, willful intent (dolo) or gross negligence (colpa grave)) – including, as applicable, pursuant to articles 2043, 2407, 2476 and 2497 of the Code – incurred by the resigned Group Companies Directors and Group Companies Statutory Auditor (collectively, the “Resigned Officers”), based on any act or omission by any of the Resigned Officers prior to the Closing concerning the Group Companies (including, without limitation, in relation to the matters expressly provided for in Schedule 7.2(c)(vi)) and/or the transactions contemplated by this Agreement;

(ii)	to vote against, and procure that its Affiliates vote against, any resolution of any of the Group Companies to initiate any of the above actions, suits, claims or litigations against the Resigned Officers;

(iii)

to the maximum extent allowed under the applicable Laws, to keep fully harmless and indemnify any Resigned Officers, after the Closing, from and against any and all Losses that any such Resigned Officers may suffer or incur (other than for fraud, willful intent (dolo) or gross negligence (colpa grave)) as a result of actions, suits, claims or litigations – including, as applicable, pursuant to articles 2043, 2407, 2476 and 2497 of the Code – made or brought by any of the Group Companies, the Purchaser or any of its shareholders or other Affiliates or respective successors in interest in relation to any act or omission by any such Resigned Officers prior to the Closing concerning the Group Companies and/or the transactions contemplated by this Agreement (including, without limitation, in relation to the matters expressly provided for in Schedule 7.2(c)(vi)). The undertakings of the Purchaser set out in this Section 12.1(a)(iii) shall be irrevocable and shall remain in full force and effect until such time when any claim against the Resigned Officers is barred by virtue of the expiration of the applicable statute of limitations.

(b)	Should any provision of Section 12.1(a) become invalid, illegal or unenforceable, in whole or in part, under applicable Laws, the validity, legality and enforceability of the other provisions therein shall not be in any way affected or impaired. In particular, the Parties expressly acknowledge, for the purpose of article 1419 of the Code, that the provisions of Section 12.1(a) do not have an essential nature.

(c)	The Parties acknowledge and agree that the provisions under Paragraphs (i) and (ii) of Section 12.1(a) and under Section 7.2(c)(vi) are also to the benefit of each of the Resigned Officers, pursuant to article 1411 of the Code, and the Purchaser acknowledges that such Persons have indicated their intention to take advantage of such provisions. In addition, the undertakings set forth in Paragraphs (i) and (ii) of Section 12.1(a) in favor of the Resigned Officers shall be also addressed in writing by the Purchaser to each of the Resigned Officers by a separate letter in the forms attached hereto as Schedule 12.1(c) to be delivered to the Resigned Officers on the Closing Date.

(d)	Notwithstanding anything to the contrary in this Agreement, it is understood that in no case Purchaser’s obligations under this section 12.1 shall affect or limit any rights of the Purchaser pursuant to this Agreement including the indemnification rights of the Purchaser vis-à-vis the Sellers.

12.2	Meeting of the corporate bodies of the Subsidiaries other than Faster USA

By and no later than the 5th (fifth) Business Day following the Closing Date, the Purchaser undertakes to provide written evidence to the Sellers that each Subsidiary (other than Faster USA) has validly held the meeting of the competent corporate body to resolve upon: (A) the appointment (1) of the new board of directors, which shall be composed of the individuals to be designated by the Purchaser in writing to the Sellers’ Agent at least 5 (five) Business Days prior to the Closing Date, and (2) of the new statutory auditors (if any) of the persons to be designated by the Purchaser in writing to the Sellers’ Agent at least 5 (five) Business Days prior to the Closing Date to replace the resigning Statutory Auditors of the Subsidiaries (other than Faster USA), and (B) the release – to the maximum extent allowed under applicable Law – of the respective Resigned Officers from any and all liabilities arising out of their activities and functions carried out as directors and/or statutory auditors, as the case may be, for the entire period of their office and until the Closing Date, including, without limitation, in relation to the matters expressly provided for in Schedule 7.2(c)(vi).

12.3	Post-Closing Covenants of the Purchaser in favour of the Sellers

12.3.1	Italian Tax Matters

(a)	Following Closing, the Purchaser shall pay to the Sellers, on a pro rata basis, a cash amount equal to 50% of any Tax benefit actually realized by Faster in the form of (i) a Tax refund, (ii) reduced Tax payment, or (iii) offsetting of a Tax refund against a Tax liability (each, a “Tax Benefit”) in excess of an aggregate amount equal to Euro 2.94 million, that arises as a result of (i) the Patent Box Tax Matters and/or (ii) the NID (ACE) Tax Matters, net of 50% of the external costs and expenses incurred by the Purchaser or Faster in connection with the Patent Box Tax Matters and/or the NID (ACE) Tax Matters as better specified in Section 12.3.2(c) below. Such payments, if any, shall be made by the Purchaser within and no later than the 10th Business Day following each date in which Faster realizes a Tax Benefit in the form of a Tax refund and/or a reduced Tax payment.

(b)	For the purposes of this Section 12.3(b):

(i)	“Patent Box Tax Matters” means the option, filed by Faster with the Italian Tax Authority in 2015 for the fiscal years from 2015 until 2019, so-called Patent Box regime, in order to benefit (in terms of Tax saving for IRES and IRAP purposes) from the partial exemption of the income arising by the direct use of trademarks and certain know-how and patents; and

(ii)	“NID (ACE) Tax Matters” means the filing for a specific ruling to the Italian Tax Authority that Faster will file prior to, or shortly after, the Closing Date in order to obtain a NID (ACE) benefit for the fiscal years 2014 and subsequent fiscal years up to but not beyond the fiscal year 2018, even through multiple filings, i.e. a Tax deduction from Taxpayer’s taxable basis that corresponds to the net increase in the company’s equity, multiplied by a notional interest.

The Patent Box Tax Matters and the NID (ACE) Tax Matters shall be, collectively, referred to as the “Italian Tax Matters”. For the avoidance of doubt, the above Sections 12.3.2(a)(i) and 12.3.2(a)(ii) shall also be applicable on such Tax Benefits of Faster that are in fact obtained by any legal successor of Faster.

12.3.2	Conduct of the Patent Box Tax Matters and the NID (ACE) Tax Matters

(a)	Starting from the Closing Date, the Purchaser shall procure that Faster continues the proceedings filed, or to be filed, until such Closing Date in order to obtain specific Tax rulings by the Italian Tax Authority in relation to the Patent Box Tax Matters and the NID (ACE) Tax Matters in the same manner as before the Closing Date and it shall use its reasonable best efforts, and shall procure that Faster uses its reasonable best efforts, to:

(i)	in relation to the Patent Box Tax Matters, maximize the potential benefit beyond the current proposal informally shared by the Italian Tax Authority, and

(ii)	in relation to the NID (ACE) Tax Matters, submit the relevant ruling request to the Italian Tax Authority and obtain the maximum potential Tax benefit.

In relation to the NID (ACE) Tax Matters, the Purchaser hereby undertakes that, in the event the relevant filing with the Italian Tax Authority has not been filed by the Closing Date, it shall procure that such filing is made as soon as reasonably possible after Closing, and in any case no later than June 30, 2018.

(b)	Starting from the Closing Date, the Sellers shall promptly provide the Purchaser and Faster with any documents and information requested by the Italian Tax authorities in relation to the Patent Box and NID (ACE) Tax Matters for the purpose of maximizing the Tax benefits as set forth in subsections (i) and (ii) above.

(c)	The Parties hereby agree that 50% of all reasonable fees, costs and expenses (excluding VAT, if any) of the external advisors engaged by the Purchaser and Faster to advise on the Patent Box Tax Matters and the NID (ACE) Tax Matters with the Italian Tax Authorities, shall be deducted by the Purchaser from the amounts due to the Sellers pursuant to Section 12.3.1(a), provided that:

(i)	the external advisors engaged by the Purchaser and/or Faster are either the same advisors as used by Faster as at the Closing Date, or other advisers selected by Purchaser who they believe provide a similar or better value proposition, subject to the Sellers’ Agent prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(ii)	these fees, costs and expenses are reasonable and are actually incurred by the Purchaser or Faster after the Closing Date; and

(iii)	these fees, costs and expenses are substantiated in detailed invoices of these advisors.

(d)	The Purchaser shall, and shall procure that Faster shall keep each of the Sellers informed of the progress of the Italian Tax Matters, including in relation to the projected fees, costs and expenses, and provide the Sellers’ Agent with copies of all relevant documents, access to personnel and external advisers and such other information in its possession as may reasonably be requested by the Sellers’ Agent.

(e)	The Purchaser shall procure that Faster consults with the Sellers’ Agent in relation to the conduct of the Italian Tax Matters, including in relation to any appeal, dispute or compromise.

(f)	The Purchaser shall not and shall procure that Faster shall not (i) enter into any agreement with the Italian Tax Authority, or (ii) make any other decision that may have a material effect on the outcome of any discussion with the Italian Tax Authority on the Patent Box Tax Matters and/or the NID (ACE) Tax Matters without the prior consultation and written approval of the Sellers’ Agent, which approval shall not unreasonably be withheld.

12.3.3	Termination of Post-Closing Covenants in favour of Sellers. Notwithstanding the foregoing, at any time after the second (2nd) anniversary of the Closing Date the Purchaser may elect, in its sole discretion, to not expend further resources on the Italian Tax Matters, in which case, the Purchaser shall inform Sellers’ Agent of such election in writing and all obligations of the Purchaser and Faster under this Section 12.3 shall immediately terminate and cease and the Purchaser and Faster shall (i) be released from and absolved of any further requirement to pursue any claims related to Italian Tax Matters and (ii) have no further requirement to expend further resources.

13.	TERMINATION

(a)	Subject to the provision of Section 13(b) below, in the event that the Closing does not take place on or before the Longstop Date, this Agreement shall automatically terminate as of the Longstop Date and all further obligations of the Parties shall terminate except for the rights and obligations set forth in Articles 14 and 15 and, on such termination, no Party shall be entitled to make any claim against the other Parties, except for accrued rights arising from breaches of this Agreement.

(b)

(i)	If any event, occurrence, fact, condition or change attributable to any Seller or any Group Company occurs after the Execution Date and prior to the Closing Date that results in a breach of any of Sellers’ Warranties that would reasonably be expected to result in Losses to the Purchaser or any Group Company that, when taken in the aggregate, are in excess of EUR 40,000,000, the Purchaser shall have the right to terminate this Agreement, it being understood and agreed between the Parties that, for the purposes of this Section 13(b)(i), the definition of Loss shall expressly be meant to exclude any loss of profits whatsoever, which shall therefore not be computable for the calculation of the EUR 40,000,000 threshold; provided that, in the case of the first sentence of this paragraph, and for the avoidance of doubt, any event, occurrence, fact, condition or change resulting from any Excusable Event shall not be taken into account.

(ii)

The Purchaser shall deliver prior written notice (a “Termination Notice”) to the Sellers’ Agent if the Purchaser intends to terminate this Agreement pursuant to this Section 13(b), describing in reasonable detail the underlining facts thereof, including (1) the list of the Sellers’ Warranties that have been breached, (2) a good faith estimate of the amount of Losses constituting the subject matter of the Purchaser’s termination right hereunder, and (3) the method of computation of such Losses (including the fact that no loss of profits has been computed and/or otherwise taken into account). The Purchaser may terminate this Agreement unless, within five (5) Business Days of delivery of the Termination Notice to the Sellers’ Agent (the “Objection Period”), written notice is delivered to the Purchaser of the Sellers’ Agent’s objection thereto (an “Objection Notice”). If the Sellers’ Agent delivers an Objection Notice within the Objection Period, then the

Purchaser and the Sellers’ Agent shall negotiate in good faith to resolve the subject matter of the Objection Notice (the “Dispute”). If the Purchaser and the Sellers’ Agent are unable to resolve the Dispute within twenty (20) Business Days of the delivery of the Objection Notice, the Dispute shall be resolved in accordance with the procedure set forth in Section 15.2.

(iii)	If no Objection Notice is delivered to the Purchaser during the Objection Period, (w) the Termination Notice shall be deemed to have been irrevocably accepted by the Sellers, (x) the Purchaser shall promptly, but in no event later than five (5) Business Days after the expiration of the Objection Period, pay or cause to be paid to the Sellers, in accordance with the instructions, and on the account(s), that will be provided to the Purchaser by the Sellers’ Agent at least 1 (one) Business Day prior to the relevant payment date (or Sellers’ Agent for the benefit of Sellers if no such instructions are provided) a fee equal to EUR 8,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Agent, (y) all further obligations of the Parties under this Agreement shall terminate except for the rights and obligations set forth in Articles 14 and 15 and (z) on such termination, no Party shall be entitled to make any claim against the other Parties related to or arising under this Agreement. The Parties acknowledge and agree that the amount of the Termination Fee is fair and constitutes a reasonable calculation and estimate of the Losses that can reasonably be anticipated to be incurred by the Sellers.

(iv)	It is hereby further agreed and acknowledged, for the avoidance of doubt, that, in the event that the Dispute is finally settled pursuant to the procedure set forth in Section 15.2 and it is determined that the Purchaser had lawfully exercised its termination right in accordance with this Agreement, the Sellers shall still be entitled to the payment of the Termination Fee.

(c)	The Parties agree and acknowledge that the Purchaser may waive the termination under Paragraph (a) or postpone the Longstop Date up until no later than July 31, 2018, in its own absolute and discretionary judgment, by way of a written notice to such purpose sent to the Sellers’ Agent, within the 3rd (third) Business Day before the Longstop Date.

14.	MISCELLANEA

14.1	Notices

(a)	All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly served when delivered by hands or sent by registered letter with return receipt, courier, facsimile or email (in this latter case upon express acknowledgement of receipt, via email or facsimile), as follows:

(i)	if to the Sellers, to the Sellers’ Agent:

Capvis IV Co-Investors Faster L.P.

28 New Street

JE2 3 TE, St. Helier

Jersey, Channel Islands (UK)

Facsimile: +44 1534 780789

Email: capvisjersey@capvis.com

To the attention of Mr. Martyn Scriven

with a copy to:

Latham & Watkins LLP

Corso Matteotti 22

20121 Milan

Italy

Facsimile: +39 02 3046 2001

Email: christian.edye@lw.com and giovanni.sandicchi@lw.com

To the attention of Mr. Christian Edye and Mr. Giovanni Sandicchi

(ii)	if to the Purchaser, to:

Sun Hydraulics Corporation

1500 West University Parkway

Sarasota, FL 34243

United States of America

Facsimile: (941) 355-4497

Email: Wolfgang.Dangel@sunhydraulics.com and

Tricia.Fulton@sunhydraulics.com

To the attention of Mr. Wolfgang Dangal and Ms. Tricia L. Fulton with a copy to:

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd., Suite 2800

Tampa, FL 33602

United States of America

Facsimile: (813) 229-1600

Email: gyadley@slk-law.com

To the attention of Gregory C. Yadley, Esq.

(iii)	if to the Target, to:

Polyusus Lux IV S.à r.l.

12D, rue Guillaume Kroll

L-1882 Luxembourg

Grand Duchy of Luxembourg

Facsimile: +352 47 11 01

Email: capvis@sgggroup.com and carlotta.bertolino@sgggroup.com

To the attention of the Board of Managers

or to such other Person or contact details as each Party may designate by notice to be sent to the other Parties as set forth in this Section 14.1.

(b)	Any communication sent as above will be conclusively deemed to have been received (i) in case of delivery by hand, registered letter or courier, at the time of delivery as indicated in the relevant written receipt; (ii) in case of facsimile, at the time of dispatch, as shown in the report automatically generated by the sender’s fax machine (to the extent such report shows that the transmission has been completed and all pages successfully transmitted), or, if the transmission is completed on a day other than a Business Day, on the following Business Day; (iii) in case of email, at the time of the express acknowledgement of receipt.

14.2	Survival

Except as otherwise provided in other sections of this Agreement and subject and without prejudice to the provisions of Articles 12, 13 and 15, the representations, warranties and indemnification obligations of the Parties contained in Articles 8, 9 10, 11 and 15 and, in general, all other Articles, Sections and Paragraphs of this Agreement providing for any obligation of the Parties to be performed after the Closing, shall remain in full force and effect after the Closing, without necessity for any of the Parties to reiterate or otherwise confirm its commitment with respect thereto.

14.3	Sellers’ Agent

(a)	The Sellers hereby appoint and engage Capvis IV, and Capvis IV hereby accepts to be appointed and engaged, as the Sellers’ common representative and agent (the “Sellers’ Agent”), to act on the Sellers’ behalf for certain specific purposes as expressly provided in this Agreement, including, without limitation, in connection with (i) Leakage Claim, (ii) the indemnification procedure, as set forth in Article 9.3.3, (iii) the preparation and delivery of, and engaging in negotiations related to, any Objection Notice delivered under Section 13(b)(ii); and (iv) the initialization, on behalf of the Sellers and for recognition purposes, of the pages, schedules and annexes of this Agreement.

(b)	The Sellers’ Agent:

(i)	shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement;

(ii)	shall have no obligation to act on behalf of the Sellers, except as expressly provided herein;

(iii)	shall have no liability vis-à-vis Purchaser with respect to the actions taken or omitted to be taken in its capacity as Sellers’ Agent, except in case of fraud, willful intent (dolo) or gross negligence (colpa grave);

(iv)	shall be entitled to engage such counsels, experts and other agents and consultants as it may deem necessary in connection with exercising its powers and authority and performing its functions hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons;

(v)	shall be entitled to indemnification from the Sellers against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Sellers’ Agent, including the costs and expenses of investigation and defense of claims.

(c)	Each Seller undertakes:

(i)	to execute and deliver to the Sellers’ Agent any instruments – including, by way of mere example, an appropriate and duly notarized power of attorney – as may be necessary, under applicable Laws, to vest in the Sellers’ Agent all rights, powers and authority to carry out, in the name and on behalf of the Sellers, the activities provided in this Section 14.3; and

(ii)	to ratify and approve any such activities carried out by the Sellers’ Agent acting in such capacity.

(d)	Purchaser hereby expressly acknowledges and accepts Capvis IV’s appointment and engagement as Sellers’ Agent and that such appointment and engagement shall not increase Capvis IV’s liability as Seller under this Agreement or modify or affect the nature of any of the Sellers’ liability under this Agreement, except in case of fraud, willful intent (dolo) or gross negligence (colpa grave).

14.4	Wagering agreement

The Parties agree that this Agreement shall be deemed to be a wagering agreement (contratto aleatorio) for the purposes of articles 1448 (Azione generale di rescissione per lesione) and 1469 (Contratto aleatorio) of the Code; therefore, the Parties expressly agree and acknowledge that the remedies provided for in articles 1448 (Azione generale di rescissione per lesione), 1467 (Contratto con prestazioni corrispettive) and 1468 (Contratto con obbligazioni di una sola parte) of the Code shall not apply to this Agreement.

14.5	Payments

Except as otherwise provided in other sections of this Agreement, any payments due hereunder by one Party to another Party, including payment of the Purchase Price, shall be (a) made in Euro, on the relevant due date, in immediately available funds; (b) made without any set-off, exception, deduction on account of commission, withholding, duty, counterclaim, defense or condition; (c) made by wire transfer to the bank account notified in writing by the payee to the payer, as the case may be, at least 3 (three) Business Days before the relevant payment is due; and (d) deemed to have been duly made only upon the irrevocable and unconditional crediting of the relevant amount to the account of the relevant Party, notified in accordance with Paragraph (c) preceding.

14.6	Entire agreement

(a)	This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements among the Parties relating to the same subject matter.

(b)	Without prejudice to the generality of Section 14.6(a) preceding, there are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. The Sellers and the Purchaser agree that neither of them shall bring any action against the other in relation to (i) previous agreement(s) (if any) between them relating to the subject matter of this Agreement or (ii) any representation, warranty or undertaking other than the representations, warranties and undertakings expressly set out in this Agreement.

14.7	Amendments

This Agreement may not be waived, changed, modified or discharged orally, but only by a written agreement signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.

14.8	Further actions

Each Party agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

14.9	Post-Closing access

In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the reasonable prior request and at the expense of the Sellers, permit the Sellers and its representatives and advisors reasonable access at all reasonable times to the books and records of the Group Companies and the Purchaser shall execute (and shall cause the Group Companies to execute) such documents as the Sellers may reasonably request to enable it to file any required reports or Tax Returns relating to the Group Companies.

14.10	Waiver

Except for the cases of forfeiture provided for by this Agreement, the failure to exercise or any delay in exercising a right or remedy provided by this Agreement or under applicable Laws does not impair or constitute a waiver of the right or remedy or an impairment or a waiver of other rights or remedies. A waiver under this Agreement by any Party hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other right under this Agreement.

14.11	Severability

If any provision of this Agreement is or becomes invalid, illegal or unenforceable under mandatory applicable Laws of any jurisdiction, it shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality and unenforceability, without affecting the validity, effectiveness or enforceability of the remaining provisions hereof. However, the Parties hereby undertake to use their best efforts to agree on substitute provisions that, while valid, will achieve as closely as possible the same commercial effects and purposes as the invalid provisions.

14.12	Sellers’ Liability

(a)	Without prejudice to, and exception is hereby made for, the provisions of Section 3.4 above, any obligations or liabilities assumed by the Sellers in this Agreement shall be several and they are undertaken by each of the Sellers within its limit of capacity and control and nothing in this Agreement may be constructed as to purport a joint liability among the Sellers.

(b)	Where this Agreement specifically provides for a cumulative liability of all Sellers then each Sellers’ liability shall be proportional to the respective percentage of the Purchase Price allocated to it.

14.13	Confidentiality

(a)	The Parties shall keep, and shall cause their officers, directors, managers, employees and advisors, as well as the Group Companies and their respective officers, directors, managers, employees and advisors, to keep secret and confidential this Agreement, the transactions contemplated herein and the information concerning the other Parties acquired in relation to said transactions, for a period of 2 (two) years as from the Execution Date; provided, however, that no Party shall be in breach of this undertaking by virtue of any disclosure of information that (i) is, or subsequently becomes, available to the public, or is otherwise disclosed to third parties, through no fault of each Party or its and its Affiliates’ representatives; (ii) is independently developed by each Party or its and its Affiliates’ representatives; (iii) must be released or disclosed pursuant to any applicable Laws or rule issued by a government or other regulatory, stock exchange or other competent Authority having jurisdiction on the Sellers, the Purchaser (or their respective Affiliates) and/or any Group Company, or to each Party’s or the Group Companies’ auditors.

(b)	Where the Sellers or the Purchaser (as the case may be) reasonably determine that a disclosure or announcement is required by applicable Laws or by any other Authority with relevant powers to which the Sellers or the Purchaser (as the case may be), or their Affiliates and/or any of the Group Companies are subject, the disclosure or announcement shall, to the extent permitted by Law, and to the extent reasonably practicable, be made by either of the Sellers or the Purchaser (as the case may be) after consultation with the other Parties and after taking into account the reasonable requirements of the other Parties as to timing, content and manner of making or dispatch of the disclosure or announcement.

(c)	Notwithstanding Section 14.13(a), the Parties agree that they shall coordinate, as to both form and contents, any publicity, release or announcement concerning the execution or performance of this Agreement, any of the provisions contained herein or the transactions contemplated hereby.

(d)	It remains understood and agreed that (i) the Sellers may disclose (1) the existence and the contents of this Agreement to its Affiliates; and (2) the existence and the contents of Section 12.1 to the Resigned Officers; and (ii) the Purchaser may disclose the existence and the contents of this Agreement to its Affiliates and any current or prospective source of finance.

(e)	The Parties acknowledge that the Non-Disclosure Agreement is hereby terminated and superseded by this Agreement.

(f)	For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Sellers shall not, at any time prior to or in the future following Closing Date, disclose, transfer or convey to any third Person or make use—for any reason what-so-ever—of any trade secret, goodwill or know how or other confidential information pertaining to the Group Companies and/or their business. This undertaking shall also survive Termination as set forth above at Section 13.

14.14	Assignment

Without prejudice to Section 2.2 above, this Agreement and all the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective legal successors. Neither this Agreement nor any of the rights, interests or obligations of the Sellers or the Purchaser hereunder shall be assigned without the prior written consent of the other Parties.

14.15	Taxes, costs and expenses

(a)	Each Party shall bear and pay their own legal and other professional costs in relation to this Agreement and the performance of the obligations contemplated herein, except that the costs for the transfer of the Target Shares shall be borne by the Purchaser as provided in Section 14.15(b) below.

(b)	All stamp, transfer, sales, use, registration, recording, conveyancing, notarial and other such Taxes (including any penalties and interest, but excluding the legal and professional fees dealt with in Section 14.15(a) preceding) incurred in connection with this Agreement and the transactions contemplated hereby (including the transfer of the Target Shares) shall be borne by the Purchaser.

15.	GOVERNING LAW AND ARBITRATION

15.1	Governing law

This Agreement, the rights and obligations of the Parties hereunder and any non-contractual obligations arising out or in connection with it, as well as the agreements, documents and instruments executed hereunder, shall be governed by and implemented, construed and interpreted in accordance with the Laws of Italy without regard to the principles of conflicts of laws or private international law.

15.2	Arbitration

(a)	Any contractual and non-contractual dispute, claim or controversy arising from, relating to, or in connection with this Agreement, its stipulation and the relevant negotiations, including any question regarding its existence, validity, interpretation, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by an arbitration under the rules of Camera Arbitrale Nazionale ed Internazionale di Milano (the “Rules”) in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this section except as they may be modified herein or by agreement among the Parties. Each Party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement.

(b)	The arbitral panel shall consist of 3 (three) arbitrators, all 3 (three) of whom shall be attorneys, to be appointed in accordance with the Rules. No arbitrator shall be an Affiliate, employee, officer or director of either Party, or of their respective Affiliates, nor shall any arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.

(c)	The place of arbitration shall be Milan, Italy and the language of the arbitration shall be English.

(d)	The arbitrators shall apply Italian substantive Laws and shall render their award “secondo diritto”.

(e)	The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assigns. The arbitral tribunal shall determine the proportions in which the Parties shall pay the fees and expenses of the arbitral panel.

(f)	Any request by a Party for conservatory or similar interim relief in aid of arbitration, including but not limited to a preliminary injunction or attachment in aid of the arbitration to a court of competent jurisdiction, shall not be deemed a waiver of this agreement to arbitrate.

(g)	The Sellers and the Purchaser hereby designate their addresses for the serving of notice, as set forth in Section 14.1, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder.

15.3	Exclusive jurisdiction

Without prejudice to the provisions of Section 15.2 preceding and to the jurisdiction of the arbitrators contemplated thereby, the Parties hereby submit to the exclusive jurisdiction of any competent court in Milan (Italy) any legal suit, action or proceeding (including cautionary proceedings, provvedimenti cautelari) in connection with this Agreement which may not be settled or resolved by arbitration.

*    *    *

LIST OF SCHEDULES

Schedule (C) – Co-Investors LuxMCo Shares

Schedule (D) – Co-Investors Target Shares

Schedule (G) – Management Faster Shares SPA

Schedule (J) – Data Room

Schedule 1.1.32(ii) – Additional Disclosed Information

Schedule 1.1.32(iii) – List of Technical Meetings

Schedule 1.1.56 – List of the Group Companies Directors to resign

Schedule 1.1.57 – List of the Group Companies Statutory Auditors to resign

Schedule 1.1.69 – Leakage

Schedule 1.1.94(b) – List of Employees of the Finance Team

Schedule 3.1(a) – Sample Calculation of the Purchase Price

Schedule 3.1(b) – Equity Bridge

Schedule 5.1 – Interim Period

Schedule 7.2(c)(ii) – Form of Directors’ Resignation Letter

Schedule 7.2(c)(iii) – Form of Statutory Auditors’ Resignation Letter

Schedule 7.2(c)(vi) – Release and Discharge of Liabilities

Schedule 8.1 – Sellers’ Warranties

Schedule 12.1(c) – Forms of Release from Liabilities and Hold Harmless Letter to Resigned Officers

*    *    *

If you are in agreement with the foregoing proposal, please confirm your full and unconditional acceptance by reproducing the entire content of this letter, including all schedules hereto, and returning it to the Sellers’ Agent, initialled on each page and signed below by your duly authorized representative.

Best regards,

*    *    *

/s/ Martyn Scriven	/s/ Christian Androschin
Capvis IV Co-Investors Faster L.P.	A&P Consulting GmbH
Name: Martyn Scriven	Name: Christian Androschin
Office: Director of General Partner, Capvis Co-Investors Faster GP Limited	Office: Managing Director

/s/ Hubertus Mühlhäuser	/s/ Peter Grosch
Hubertus Mühlhäuser	Peter Grosch

/s/ Stijn Vriends	/s/ Paolo Cavallo
Stijn Vriends	Paolo Cavallo

/s/ Peter Bernhard Schoop	/s/ Eugenio Razelli
Peter Bernhard Schoop	Eugenio Razelli

/s/ Joel Edwards	/s/ Tricia L. Fulton
Joel Edwards	Sun Hydraulics Corporation
Name: Tricia L. Fulton
Title: Chief Financial Officer

SCHEDULE 8.1

Sellers’ Warranties

Sellers’ Warranties

1.1	Warranties on Capvis IV and A&P’s Matters

As at the date of this Agreement, Capvis IV and A&P, each on its own behalf only and without assuming any obligation or liability for the representations made by the other, warrants to the Purchaser that the statements set out in this clause 1.1 (the “Capvis IV and A&P’s Matters Warranties”) are true, correct and accurate in all respects as of the date of this Agreement and, unless otherwise provided herein below, will be true, correct and accurate in all respects at Closing, as if they had been repeated at Closing:

(a)	Capvis IV and A&P are companies duly incorporated and organised, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation and have full power to conduct their business as conducted at the date of this Agreement and to own or use their assets and properties as currently owned and used;

(b)	Capvis IV and A&P are not insolvent, have not been declared bankrupt, are not subject to any insolvency or pre-insolvency procedure or to reorganization or restructuring or liquidation procedures of any kind, whether voluntary or commenced by any third party or any governmental Authority, as well as have not applied for admission to any insolvency or pre-insolvency procedures, nor have any such application been filed or threatened in writing by any third party;

(c)	no order has been made, petition presented or meeting convened for the winding up of Capvis IV and A&P, or for the appointment of any provisional liquidator or receiver (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the group concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings (neither pending nor threatened in writing) under any applicable insolvency, restructuring, reorganisation, liquidation or similar Laws in any relevant jurisdiction;

(d)	each of Capvis IV and A&P has all necessary right, power, capacity and authority required to enter into this Agreement and other ancillary documents to which it is a party and perform fully its obligations thereunder in accordance with their terms; All corporate actions necessary for Capvis IV and A&P to approve the execution and performance of this Agreement have been timely and properly carried out;

(e)	neither the entry into this Agreement nor the execution, consummation and implementation of the transactions contemplated herein will result in:

(i)	a violation or breach of any provision of the memorandum and articles of association or other by-laws or other governing documents of Capvis IV or of A&P;

(ii)	a breach or acceleration of—or giving rise to a default under, or a conflict with, or creating in any party the right to accelerate, cancel, terminate and/or modify, or requiring any notice under—any contract or other instrument or arrangement to which Capvis IV or A&P is a party or by which it is bound;

(iii)	a violation or breach of any applicable Laws or regulations or of any order, decree, award, injunction or judgment of any court, governmental agency or regulatory Authority applicable to Capvis IV or A&P or any of its assets;

(iv)	the imposition of any Encumbrance upon any of Capvis IV or A&P assets;

(f)	there is no requirement for Capvis IV or A&P to obtain any consent, exemption, authorization, licence, permit, declaration or approval of, or give any notice to or make any registration, application or filing with, any governmental, regulatory or other Authority which has not been obtained or made at the date of this Agreement in connection with the entry into of this Agreement and the execution, consummation and implementation of the transactions contemplated herein;

(g)	this Agreement and any other document to be executed pursuant to this Agreement have been duly executed and delivered by Capvis IV and A&P and this Agreement constitutes valid and binding obligations of Capvis IV and A&P in accordance with its terms;

(h)	at Closing, Capvis IV and A&P will be the sole legal and beneficial owner of their portion of the Target Shares as mentioned in the Recital (D) to this Agreement and relevant Schedule (D) free and clear of any Encumbrance, regularly issued, fully paid in and freely transferable by Capvis IV and A&P;

(i)	Capvis IV and A&P have not entered into any agreement or arrangement to create any Encumbrance in relation to their portion of the Target Shares as mentioned in the Recital (D) to this Agreement and relevant Schedule (D).

1.2	Co-Investors’ Warranties

As at the date of this Agreement, each Co-Investor (except for A&P) warrants, on his own behalf only and without assuming any obligation or liability for the representations and warranties made by any other Co-Investor, to the Purchaser that the statements set out in this clause 1.2 (the “Co-Investors’ Warranties”) are true, correct and accurate in all respects as of the date of this Agreement and, unless otherwise provided herein below, will be true, correct and accurate in all respects at Closing, as if they had been repeated at Closing:

(a)	he has the power, capacity and authority required to enter into this Agreement and the other ancillary documents to which he is a party and perform fully his obligations thereunder in accordance with their terms;

(b)	neither the entry into this Agreement nor the execution, consummation and implementation of the transactions contemplated herein will result in:

(i)	a breach or acceleration of—or giving rise to a default under, or a conflict with, or creating in any party the right to accelerate, cancel, terminate and/or modify, or requiring any notice under—any contract or other instrument or arrangement to which he is a party or by which he is bound;

(ii)	a violation or breach of any applicable Laws or regulations or of any order, decree, award, injunction or judgment of any court, governmental agency or regulatory Authority applicable to him or any of his assets;

(iii)	the imposition of any Encumbrance upon any of his assets;

(c)	there is no requirement for him to obtain any consent, exemption, authorization, licence, permit, declaration or approval of, or give any notice to or make any registration, application or filing with, any governmental, regulatory or other Authority or spouse which has not been obtained or made at the date of this Agreement in connection with the entry into of this Agreement and the execution, consummation and implementation of the transactions contemplated herein;

(d)	this Agreement and any other document to be executed pursuant to this Agreement have been duly executed and delivered by him and this Agreement constitutes valid and binding obligations of him in accordance with its terms;

(e)	at Closing, each Co-Investor will be the sole beneficial owner of the Co-Investors Target Shares respectively indicated in Schedule (D) free and clear of any Encumbrance, regularly issued, fully paid in and freely transferable by each Co-Investor;

(f)	each Co-Investor has not entered into any agreement or arrangement to create any Encumbrance in relation to the Co-Investors Target Shares.

1.3	Warranties on Group Companies matters

Except as Disclosed prior to the execution of this Agreement, each Seller warrants, severally and not jointly, and proportionally to the respective percentage of the Purchase Price allocated to it, to the Purchaser that the representations and warranties set out in this clause 1.3 (the “Warranties on Group Matters” and, together with Capvis IV and A&P’s Matters Warranties and the Co-Investors’ Warranties, the “Sellers’ Warranties”) are true, correct and accurate in all respects as of the date of this Agreement and, unless otherwise provided herein below, will be true, correct and accurate in all respects at Closing, as if they had been repeated at Closing.

1.3.1	Organization of the Target

(a)	The Target is a private limited liability company (société à responsabilité limitée) duly incorporated and organised and validly existing under the Laws of Luxembourg, with full power and authority to conduct its business as currently conducted and to own or use its assets and properties as currently owned and used;

(b)	the Target has not been (nor does it meet the criteria to be):

(i)	declared bankrupt and subject to bankruptcy proceedings (faillite) under any applicable law;

(ii)	granted a moratorium of payments or subject to controlled management (gestion controlée) or to reprieve for payment (sursis de paiement);

(iii)	made subject to any dissolution, liquidation, insolvency or reorganisation proceedings;

(iv)	involved in negotiations with its creditors or taken any other step with a view to the readjustment or rescheduling of (part of) its debts.

(c)	no order has been made, petition presented or meeting convened for the winding up, or for the appointment of any provisional liquidator or receiver (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the Target are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings (neither pending nor threatened in writing) under any applicable insolvency, reorganisation or similar Laws in any relevant jurisdiction, in each case in relation to the Target or any of its direct or indirect subsidiaries;

(d)	the governing documents (including the by-laws) of the Target are fully in force and compliant with applicable Law at the date hereof and have not been amended.

1.3.2	Organization of Faster and its Subsidiaries

(a)	Faster is a company duly incorporated and organised and validly existing under the Laws of Italy, with full power and authority to conduct its business as currently conducted and to own or use its assets and properties as currently owned and used;

(b)	Faster is not insolvent, has not been declared bankrupt, is not subject to any insolvency or pre-insolvency procedure or to reorganization or restructuring or liquidation procedures of any kind, whether voluntary or commenced by any third party or any governmental Authority, as well as has not applied for admission to any insolvency or pre-insolvency procedures, nor has any such application been filed or threatened in writing by any third party; Faster is not subject to the proceedings provided by Article 2446 and/or 2447 of the Code;

(c)	each Subsidiary is duly organized and validly existing, as well as in good standing (where applicable) under the Laws of its jurisdiction of formation and has full power and authority to conduct its business as presently conducted and to own or use its assets and properties as currently owned and used;

(d)	each Subsidiary is not insolvent, has not been declared bankrupt, is not subject to any insolvency or pre-insolvency procedure or to reorganization or restructuring or liquidation procedures of any kind, whether voluntary or commenced by any third party or any governmental Authority, as well as has not applied for admission to any insolvency or pre-insolvency procedures, nor has any such application been filed or threatened in writing by any third party;

(e)	no order has been made, petition presented or meeting convened for the winding up, or for the appointment of any provisional liquidator or receiver (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of Faster are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings (neither pending nor threatened in writing) under any applicable insolvency, reorganisation or similar Laws in any relevant jurisdiction, in each case in relation to Faster or any of its Subsidiaries;

(f)	the governing documents (including the by-laws) of each Group Company are fully in force and compliant with applicable Law at the date hereof and have not been amended.

1.3.3	Share Capital

(a)	At Closing the Sellers will have absolute and full title to the Target Shares, free and clear of any encumbrance or pledge, representing the entire share capital of Target. The Target has absolute and full title to the Target Faster Shares, subject only to the Faster Pledge (which shall be terminated at Closing). Faster has absolute and full title to the shares of the Subsidiaries mentioned in Recital (H) of this Agreement, subject only to the Faster USA Pledge (which shall be terminated at Closing);

(b)	at Closing the Target Shares shall comprise the whole of the Target’s issued share capital and will be fully paid;

(c)	at Closing the Faster Target Shares shall comprise the whole of the Faster’s issued share capital and will be fully paid; at Closing of this Agreement the authorized share capital of Faster is equal to Euro 9,189,405.00, fully paid-up, represented by no. 9,097,511 class A shares and no. 91,894 class B shares, having nominal value equal to Euro 1.00 each;

(d)	the Target owns no. 9,097,511 class A shares and no. 19,245 class B shares of Faster, representing respectively 99.00% and 0.21% of the entire issued share capital of Faster, while the outstanding no. 72,649 class B shares, representing 0.79% of the entire issued share capital of Faster are held beneficially (intestazione fiduciaria) through EOS by the Management Faster Shareholders;

(e)	at the Closing Date, upon completion of the sale of the Management Faster Shares by the Management Faster Shareholders, the Target shall be the full and exclusive legal and beneficial owner, with good and valid title thereto, of the entire share capital of Faster fully paid, with no pending share capital increases;

(f)	at the Closing Date, except for the Pledges (which shall be terminated at Closing), there will be no Encumbrance, and there will be no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Target Shares or unissued shares in the capital of each Group Company;

(g)	except for the Pledges (which shall be terminated at Closing), at the Closing Date there will be no agreement, arrangement or obligation (i) requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption, subscription or repayment of, a share in the capital of any Group Company, or (ii) affecting or anyhow related to the exercise of voting rights attached to the Target Shares or to the shares of any Group Company; the Sellers, the Target and each Group Company are not party to any option, pre-emptive, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition or issuance of any shares or right in the capital of any Group Companies (except for the transactions contemplated by this Agreement);

(h)	no Group Company has any interest in, nor has agreed to acquire an interest in, shares of any bodies corporate, other than, as far as the Target is concerned, the shares held by Faster in the Subsidiaries.

1.3.4	Compliance with Law

(a)	Faster and each Subsidiary are, and during the Coverage Period have been, in compliance in all material respects with all Laws applicable to their business and operations and are not subject to any proceeding, pending or threatened in writing, nor have received any written notice with respect to any alleged non-compliance or violation of any Law by any Authority; and

(b)	the extraordinary transactions carried out by the Group Companies and/or by the Sellers or other third parties with respect to the shares and capital of the Group Companies during the Coverage Period—including, mergers, spin-off, increase of the corporate capital, leverage buy-out transactions as well as the Merger—have been carried out in compliance in all material respects with applicable Law. No claims have been made under the purchase agreement—or any warranty insurance policy possibly related to such agreement—regarding the acquisition of the direct or indirect Control over Faster completed on September 30, 2014.

1.3.5	Anti-Bribery Laws

(a)	Faster, each Subsidiary and the Co-Investors have been and are in compliance in all material respects with all Anti-Bribery Laws and none of them has received any written notice from any Authority of non-compliance with any Anti-Bribery Laws, nor is subject to any proceeding, pending or threatened in writing, with respect to any alleged non-compliance or violation thereof;

(b)	without prejudice for the generality of the above, the supervisory board (organismo di vigilanza) of Faster appointed pursuant to Italian Legislative Decree No. 231/2001 is – and during the Coverage Period has always been – fully operative and independent in compliance with the provisions set forth by Italian Legislative Decree No. 231/2001.

1.3.6	Financial Statements.

(a)	The Financial Statements as of December 31, 2016 and December 31, 2015 give, and upon their delivery prior to Closing the Financial Statements as of December 31, 2017, shall give a true and fair view of the financial position (situazione patrimoniale e finanziaria) of the Group Companies to which they respectively refer as at the relevant reference date and of the same Group Companies’ financial performance (risultato economico), changes in shareholders’ equity (variazioni del patrimonio netto) and cash flows (flussi di cassa). The Financial Statements have been prepared in accordance with applicable Laws, the Accounting Principles and in accordance with past practice and principles and have been audited and certified without qualification by the independent auditor of the Group Companies. The Financial Statements reflect, as at the date and for the period to which they relate, all liabilities and obligations of the Group Companies to which they respectively refer, of any nature, whether accrued or not, required to be recorded thereon in accordance with applicable Law, the Accounting Principles and past practice and principles consistently applied throughout the periods covered thereby. As at the respective reference dates of the Financial Statements there are no off-balance sheet liabilities of any Group Companies;

(b)	the Target Financial Statements have been prepared in good faith, in line with the past practice, in conformity with applicable legal and statutory requirements in Luxembourg and provide a fair view of the financial situation of the Target as at the relevant reference date. The Purchaser acknowledges that the Target Financial Statements are unaudited. The equity, assets, liabilities, revenues and expenses set forth in the December 31, 2017 balance sheet and profit and loss accounts of the Target will not materially deviate from the equity, assets, liabilities, revenues and expenses set forth in the Polyusus IV Trial Balances as per 31 December 2017, Disclosed in the Data Room (index number # 4.5.15, title “Polyusus IV – TB as at 20171231”);

(c)	the Interim Accounts of each Group Company have been prepared in good faith, in line with the past practice and provide a fair view of the financial situation of the Group Companies at the Locked Box Date. The Purchaser acknowledges that the Interim Accounts are unaudited;

(d)	as at the Locked Box Date, no Group Companies had any liabilities that were not reflected or expressly reserved for in the Interim Accounts or specifically disclosed or provided for in the notes thereto. Since the Locked Box Date, none of the Group Companies has incurred any undisclosed liabilities;

(e)	during the period from the Locked Box Date to Closing (inclusive):

(i)	no declaration or payment of a dividend or other distribution (whether in cash, stock or in kind) and no reduction of paid-up share capital by Faster has occurred, and no share capital of Faster has been redeemed or repurchased; and

(ii)	all transactions between each of the Group Companies on the one hand and the Sellers and their Affiliates, in each case excluding any Group Companies, on the other hand have taken place on arm’s length terms consistent with any contractual obligations in existence as at the Locked Box Date.

1.3.7	Environmental Laws and Licenses

(a)	except with regards to matters that have been fully resolved with no further obligation on the Sellers and/or any of the Group Companies and that are Disclosed, the Sellers and each of the Group Companies have complied in all material respects with all relevant Environmental Laws, as they may be applicable to the relevant business;

(b)	each of the Group Companies holds, operates by virtue of, and is in compliance in all material respects with – and during the Coverage Period has held, operated by virtue of, and complied in all material respects with – all the Environmental Licenses which are required to be obtained and maintained under the Environmental Laws for the relevant company to carry out its business and all the Environmental Licenses are in full force and effect in all material aspects and have not been suspended, cancelled, revoked, or not renewed;

(c)	to the Sellers’ Knowledge, no event which may cause the non-issuance, revocation, suspension or non-renewal of any Environmental License or otherwise jeopardise the validity, terminate the effects, or amends the terms and conditions, of any Environmental License occurred. None of the Environmental Licenses, as a consequence of the execution of this Agreement and/or of the completion of the transactions contemplated hereunder, shall be subject to non-issuance, revocation, suspension, non-renewal, termination, nor shall they be otherwise amended or affected, as to their validity, effects, terms and conditions;

(d)	to the Sellers’ Knowledge, during the Coverage Period there has been no breach by any of the Group Companies and of any Environmental Licenses or of any prescriptions contained therein or applicable in relation thereto;

(e)	to the Sellers’ Knowledge, there is no contamination by the relevant Group Company existing at any of the sites used by any of the Group Companies. To the Sellers’ Knowledge, there is no obligation of any Group Company to commence, manage or perform remediation works and/or procedures of any Group Company towards third-parties (including Authorities), in relation to a contamination and/or Environmental License and/or Environmental Law-related matters;

(f)	no claims, actions, disputes, assessments, inspections, investigations, proceedings of any kind are pending against, or have been threatened in writing to, any of the Group Companies (including, e.g., for environmental damages, biological damages, health injuries), nor any settlement negotiations are pending, provided that all settlement agreements entered into by any of the Group Companies prior to the date hereof, with the relevant counterparties, have been validly executed and performed by the parties thereto in all respects, without any breach or cause of termination or claim occurred or existing.

(g)	To Sellers’ Knowledge, during the Coverage Period, there have been no actions, omissions, circumstances which could reasonably be expected to give rise to any claims, actions, disputes, assessments, inspections, investigations, proceedings of any kind against the Group Companies and/or to otherwise give rise to any material liability whatsoever (whether known, unknown, accrued, contingent or otherwise) of the Group Companies towards third-parties (including Authorities), for environmental damages, biological damages, health injuries.

1.3.8	Health and Safety Matters

(a)	Each of the Group Companies is in material compliance and during the Coverage Period, has been in compliance in all material respects with all Health and Safety Laws;

(b)	during the Coverage Period, none of the Group Companies has been subject to any inspection by any Authority on the compliance with Health and Safety Laws with respect to any matters that are unresolved. Specifically, none of the Group Companies has received: (i) any written notification from the relevant Authorities, for matters that are still unresolved, alleging that it has not obtained any material Health and Safety Authorization or that any such material Health and Safety Authorization obtained is not in force and effect; (ii) any written notification from the relevant Authorities, for matters that are still unresolved, that it has not complied in all material respects with any conditions or limitations attaching to Health and Safety Authorizations it holds relating to the carrying on of its business; (iii) any written communication for matters that are still unresolved, failure to comply with which would constitute a violation of Health and Safety Laws;

(c)	during the Coverage Period, no claim in relation to injuries occurred to employees, cooperators and consultants of third-party contractors has been made except for matters that have been fully resolved;

(d)	during the Coverage Period, none of the Group Companies has received any request of payment or claim for compensation of damages in relation to any breach of the Health and Safety Laws or, in any, case in connection with any accident at work and/or occupational disease.

1.3.9	Administrative Authorizations and Permits

(a)	Each of the Group Companies holds, operates by virtue of, and is in compliance in all material respects with – and during the Coverage Period has held, operated by virtue of, and complied in all material respects with – all permits, licenses, certificates and/or other approvals or authorizations required under applicable laws, rules, regulations, ordinances or decrees, for the carrying out of its activities as currently carried out and for the regular use of its assets and properties in accordance with industry practice and standards, including, to the extent applicable, fire prevention certificates (“certificati di prevenzione incendi”). To the Sellers’ Knowledge said authorizations have been timely applied for by any of the Group Companies before the competent Authorities, validly obtained, renewed and maintained, fully abided-by, being all currently in force, duly updated, consistent with the current status of assets and properties;

(b)	to the Sellers’ Knowledge, no event has occurred which may cause the non-issuance, revocation, suspension or non-renewal of any permit, license, certificate and/or other approval and/or authorization required under applicable laws, rules, regulations, ordinances or decrees, for the carrying out of any of the Group Companies’ activities. None of the permits, licenses, certificates and/or other approvals and/or authorizations granted to any of the Group Companies, as a consequence of the execution of this Agreement and/or of the completion of the transactions contemplated hereunder, shall be subject to non-issuance, revocation, suspension, non-renewal, termination, nor shall they be otherwise amended or affected, as to their validity, effects, terms and conditions; none of the permits, licences, certificates or approvals granted to any of the Group Companies requires the prior notification of this Agreement and/or the transaction contemplated herein and/or the authorization by any competent authority for the execution of this Agreement and/or the completion of the transaction contemplated by the same;

(c)	each of the Group Companies is, and during the Coverage Period has always be, in compliance in all material respects with all applicable Laws as well as all terms and conditions of all applicable Administrative Authorizations and Permits and prescriptions of all competent Authorities;

(d)	during the Coverage Period, none of the Group Companies has received any notification from any Authority, for matters that are still unresolved, alleging (i) that any of the Group Companies has not obtained any governmental authorizations, licenses and/or permits necessary for carrying out its activities as currently carried out, and for the regular use of its assets as currently used; or (ii) that any such governmental authorization, license and permit obtained is not in full force and effect.

(e)	each of the Group Companies is registered in all registers in which according to applicable Law the same has to be registered for the purposes of its activity, being such registration in full force and effect.

1.3.10	Employees

(a)	The employees of Faster and Faster USA as at the date of this agreement (the “Employees”) are listed in Annex 1.3.10(a), which contains, for each of them, the correct indication of their seniority, qualification/category and professional level under the national collective labor agreement applicable to their employment, function, gross annual salary, entitlement to variably pay, part-time/full-time basis of the employment, and, in case of fixed-term employees, the date of expiration of the term;

(b)	all active employees and all employees whose employment was terminated or who resigned during the Coverage Period of each of the Group Companies are (and during the Coverage Period have been) hired and recorded in the appropriate books of the relevant company and such books contain details of the salary, benefits, any other forms of remuneration, collective agreement qualification, seniority and age of each of the Employees, to the extent required under applicable Law;

(c)

to the Sellers’ Knowledge, all Employees are (and during the Coverage Period have been) placed at the correct qualification/category and professional level in material compliance with the Laws and contractual provisions applicable to each of them and no Employee is entitled or can successfully claim a different qualification/category and professional level and/or arise any claim of any nature against any of the Group Companies in relation to their qualification/category, professional level, seniority, function and/or tasks and duties;

(d)	except as expressly set out in the Data Room, which contains a full list of the collective agreements, either at a national, territorial or company level, applicable to any of the Group Companies (the “Collective Agreements”), none of any of the Group Companies is party to or bound by any collective agreement other than the Collective Agreements. There are no company customs and practices (usi aziendali) providing for a better treatment than that set forth by the Collective Agreements, to the extent applicable;

(e)	the terms and conditions of the employment of the Employees are those established by the Laws and the Collective Agreements applied by each of the Group Companies. Each of the Group Companies complies in all material respects and, during the Coverage Period has complied in all material respects and is not subject to any investigation and/or judicial or extra-judicial proceedings for the application or civil, administrative or criminal sanctions or other penalties in relation to a breach of – all applicable Laws and/or contractual provisions, including but not limited to the provisions on working hours, overtime and night work, reimbursement of expenses and relevant fiscal and social security treatment, fixed-term employment and supply of work (somministrazione di manodopera) as well as recruitment and hiring of disabled employees and/or workers being part of legally protected categories;

(f)	all contractual rests (riposi), time-off (permessi), leaves (aspettative) and holidays (ferie) due to and enjoyed by the Employees are accurately recorded in the appropriate books and records of any of Faster and Faster US, and have been paid, or enjoyed or brought forward, in each case in all material respects in accordance with the applicable Laws and/or contractual provisions;

(g)	except for the Employees, no person is entitled to claim the status of employee of any of the Group Companies, or to have an employment relationship with Faster and/or its Subsidiaries or can successfully request to be hired and/or reinstated by Faster and/or its Subsidiaries. There are no individuals other than the current open-ended employees that may claim an indefinite term employment relationship with any Group Companies, including employees who are hired under a fixed-term employment agreement (lavoratori a tempo determinato) or individuals who are engaged through supply of work agreements (contratti di somministrazione di manodopera);

(h)	the overall economic treatment due to each Employee and the relevant classification (inquadramento) and/or professional level are in compliance in all material respects with the provisions of the Collective Agreements and result from the official mandatory books; there is no other economic treatment and/or compensation and/or benefit. Except as expressly set out in Annex 1.3.10(h), the only Employees who are entitled to a bonus and/or variable pay (with the express exclusion of MBO bonuses) have received all the payments due to them and are not entitled to raise any objection or claim vis-à-vis any of the Group Companies in relation thereto. Each of the Group Companies has duly withheld and paid all the social security contributions and taxes and made any accrual due on any of these bonuses and variable pay paid to the Employees;

(i)	except as expressly set out in the Data Room, there are not understandings or written agreements granting incentives or benefits, remuneration, also in kind, or particular treatments, bonuses of any kind, indemnities, including, deferred compensation, stock options and other equity based compensation, supplemental retirement plan, forms of special remuneration, golden parachute or other severance indemnities, in favor of any of the Group Companies’ directors (amministratori), self-employed persons, cooperators and consultants (the self-employed persons, cooperators and consultants jointly referred to as the “Consultants”), agents (“Agents”), brokers and dealers (procacciatori d’affari) and distributors.;

(j)	all active employees, Consultants, directors, Agents, brokers and dealers (procacciatori d’affari), and all members of the corporate bodies of each of the Group Companies (the “Workers” or, individually, a “Worker”) and all Workers whose employment or engagement was terminated during the Coverage Period or who resigned during the Coverage Period, have been duly and correctly remunerated in the course of their relationship with any Group Companies in compliance in all material respects with the provisions of Law and applicable contracts and/or appointments and to the Sellers’ Knowledge have nothing to claim in connection with the execution of the contracts and/or appointments and their terminations, if they have already occurred. Except as expressly set out in the Data Room, neither the execution of this Agreement nor the consummation of the transaction contemplated hereby, either alone or in combination with another event will (i) entitle any Worker to any payable and/or bonuses and/or deferred payments and/or commitments and/or indemnities and/or other assurances from any of the Group Companies (irrespective of the actual nature of such payment and/or commitment, even if in connection to options, change of control provisions or otherwise), (ii) increase the amount of compensation or benefits due to any Worker, other than those considered in the ordinary performance, or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit;

(k)	all the obligations towards the Employees, Consultants, Agents and directors of any of the Group Companies as well as towards pension funds and Authorities have been integrally and regularly fulfilled and/or the necessary funds have been regularly and duly set aside and/or paid pursuant to the Laws and the Collective Agreements; each of the Group Companies has made all filings and taken all actions required to be made or taken, under the Laws and the Collective Agreements, and all social security and welfare charges due under such Laws and Collective Agreements to any pension fund and/or Authority, on any wages, salaries, commissions, and remuneration, including bonuses and variable pay, also in kind, have been fully withheld and paid or, to the extent that they are no payable as of the date hereof but fall due on or before the Closing Date, will be fully paid by any of the Group Companies when due; to the Sellers’ Knowledge there are no investigations and/or actions pending against any of the Group Companies in connection with social security and other compulsory contributions and charges;

(l)	the mandatory severance indemnity (TFR, trattamento di fine rapporto) and any other indemnity of similar nature, if any, to be withheld and/or paid on any remuneration and consideration due to the Employees and the Agents of any of the Group Companies pursuant to the applicable Laws and the applicable Collective Agreements and individual agreements: (i) have been regularly calculated, duly withheld and paid up to the date hereof and up to the Closing Date (included); (ii) have been correctly reported and are accurately valued in the accounting books and records of each of the Group Companies pursuant to the applicable Laws, and up to the date hereof and up to the Closing Date (included) each of the Group Companies has, and will have, duly fulfilled all and any obligations on payment of such indemnities. There are no actions, whether pending or threatened in writing against any of the Group Companies in connection with mandatory severance payments and other similar obligations of any of the Group Companies;

(m)	during the Coverage Period, all the Employees and/or Consultants and/or directors of any of the Group Companies whose tasks and duties and/or services imply the performance of any inventive and/or creative activity and/or activities of any other nature which may originate any intellectual and industrial property right have been engaged by any of the Group Companies expressly to carry out such inventive activity and to this purpose expressly paid, thus ensuring that the intellectual industrial property rights that may originate from the activity performed by such current and former Employees and/or Consultants and/or directors belong to any of the Group Companies in compliance in all material respects with the applicable Laws;

(n)	none of the Group Companies has started or planned reorganization or restructuring procedures that may imply the collective or individual dismissal of the Employees or otherwise affect their employment relationships. With reference to said reorganization or restructuring procedures, no former Employee has claimed and/or is entitled to claim damages and/or other indemnities and/or payments and/or other rights and/or is entitled to raise any other action of any kind and nature against any of the Group Companies in connection with his/her former employment relationships and the termination thereof;

(o)	to the Sellers’ Knowledge, there is no labour strike, slowdown or stoppage pending or threatened in writing involving any of the Group Companies;

(p)	all the contracts for services or work (contratti di appalto) entered into by any of the Group Companies have been stipulated and are stipulated in compliance in all material respects with the applicable Laws, including, where applicable, Legislative Decree no. 276/2003 and Legislative Decree No. 81/2008, and with the rules set forth by the applicable Collective Agreements. All the obligations related to such contracts for services or work have been duly fulfilled in all material respects by any of the Group Companies;

(q)

except as otherwise Disclosed, no labour and employment, social security and labour related legal proceedings/disputes or arbitration proceedings of any nature whatsoever – including, without limitations, in relation to health and safety matters and involving, inter alia, any former or current Employee, Consultant, Agent, dealer and broker, director, union – are pending or threatened in writing against any of the Group Companies. To the Sellers’ Knowledge, there are no circumstances which may give rise to any such litigation, claims, actions, suits, proceedings that can impact the asset and financial position of any of the Group Companies or prejudice, prevent and/or limit their activities and their business. There are no settlement negotiations pending regarding any of the Group Companies;

(r)	all the settlement agreements entered into by any of the Group Companies with their current employees, Consultants, Agents, dealers and brokers and/or directors and all and any employees, Consultants, Agents, dealers and brokers and/or directors whose employment or engagement was terminated or who resigned during the Coverage Period: (a) are (or have been) legal, binding, valid, enforceable, full in force and effect and have been entered into and executed in compliance in all material respects with all applicable Laws; and (b) have been duly performed by the parties thereto, without any breach, ground for claim or any reason for a challenge thereof having occurred or otherwise existing. There is no outstanding payment obligation of any of the Group Companies pursuant to any of such settlement agreements;

(s)	except as expressly set out in the Data Room, which contains a full list of the Consultants, Agents and brokers (procacciatori di affari) of each of the Group Companies, none of the Group Companies is party to any consulting, agency, cooperation, brokerage (procacciamento di affari) and/or other contractual relationship that binds any of the Group Companies to pay commissions and/or fees and/or entitled third parties to claim from any of the Group Companies the payment of commissions and/or fees;

(t)	neither any current Consultant and/or business broker (procacciatore di affari) and/or other intermediary nor any Consultant and/or business broker (procacciatore di affari) and/or other intermediary whose engagement was terminated or who resigned during the Coverage Period is entitled to claim to have (or have had) an agency relationship with any of the Group Companies;

(u)	each of the Group Companies has duly and timely complied in all material respects with all the applicable Laws and collective bargaining agreements applicable to agency relationships of each of the Group Companies as well as with the relevant agency agreements, in all material respects, including, without limitation, in relation to the termination of the agency relationship and the payment of the indemnities due upon termination. To the Sellers’ Knowledge, none of the former Agents of any of the Group Companies is entitled to claim the payment of any indemnity or compensation as a result of the termination of the agency agreement. To the Sellers’ Knowledge, none of the Group Companies has any liability related to unpaid social security contributions and/or sanctions on unpaid contributions due for current or former Agents;

(v)	all current Consultants and all former Consultants whose engagement was terminated during the Coverage Period are and have been regularly paid by any of the Group Companies for the activity performed within their contractual relationships in compliance in all material respects with all the legal and contractual provisions applicable. Each of the Group Companies has regularly paid the contributions due in relation to the relationships with the current and former Consultants and have regularly fulfilled all the fiscal obligations arising therefrom.

1.3.11	Assets, Properties and Products

(a)	Each Group Company has:

a)	no ownership of any real estate;

b)	with respect to all real estate which is leased or otherwise used by it, valid and subsisting right to use, in each instance free and clear of any Encumbrances; and

c)	with respect to all of the other tangible and intangible assets owned or used by it, good title, free and clear of any Encumbrances, except as otherwise Disclosed;

(b)	The industrial facility, office buildings and surrounding land located in Rivolta d’Adda, via Ludovico Ariosto no. 7 (the “Main Real Estate”) is leased by Faster under the lease agreement entered into by Faster (as tenant) and Felmar S.r.l. (as landlord) on April 15, 2014, as amended on January 1, 2015, (the “Lease Agreement”); the Lease Agreement is in full force and effect pursuant to its original terms and conditions and the parties thereto have always complied with the same terms and conditions of the Lease Agreement; the Main Real Estate has the benefit of all rights necessary for the continued present use and enjoyment of the same, such rights not being capable of withdrawal by any Person;

(c)	machinery, equipment, technical installation and other tangible assets owned or used by the Group Companies’ are in normal repair conditions and working order having regard to their age and usage;

(d)	Faster is in material compliance with the laws and regulations relating to the manufacturing of its products. During the Coverage Period, Faster has not received any written notice from any Authority or third party claiming or alleging any material liability arising out of any injury to individuals or property as a result of any defect, malfunction or non-compliance of the products manufactured or sold by Faster which has not been resolved;

(e)	the Group Companies do not have any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Group Companies;

(f)	each product manufactured, sold or leased by the Group Companies has been in accordance with applicable contractual commitments (other than contractual commitments related to the timely delivery thereof) and express and implied warranties, and to the Sellers’ Knowledge none of the Group Companies has any liability for replacement or repair thereof or other damages in connection therewith. To the Sellers’ Knowledge, no product manufactured, sold, leased or delivered by any of the Group Companies is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease;

(g)	each of the Group Companies has implemented and operate an appropriate and efficient quality control system with regard to the manufacturing, transformation, storage, transportation and sale of their products;

(h)	to the Sellers’ Knowledge, there are no circumstances under which any Group Company is (or may be) required to: (i) make recalls of the supplies made or of products sold on the market; (ii) destroy or not to sell the products in course of manufacturing or stored finished products; (iii) indemnify any third Person with regard to any of the above, in each case for issues relating to the quality of the products.

1.3.12	Intellectual Property / IT

(a)	The Data Room contain the lists of all software copies, patents, trademarks, service marks, trade names, rights in design, copyright, rights in know-how anywhere in the world (the “Intellectual Property”) owned by Faster and its Subsidiaries (the “Owned Intellectual Property”), with indication, for each of them, of (i) covered jurisdictions and (ii) date of registration and the expiration date, as well as any other relevant.

(b)	except as Disclosed, all Owned Intellectual Property and all internet domain names owned by Faster and its Subsidiaries are free from any liens or Encumbrances, fully enforceable, transferable and assignable (where applicable), may be freely used by the Group Companies and has been duly registered or registration has been regularly applied for in the name of the relevant Group Company in all countries in which products or services have been or are being sold with a turnover higher than Euro 500,000.00 (five hundred thousand) per year and all necessary taxes and fees have been regularly paid;

(c)	all Group Companies have adopted and implemented all reasonable precautions and security measures in order to fully protect and keep secret, avoiding any dissemination or unsafe transfer of the know-how, commercial, trade, manufacturing secrets, formulas, designs, technical sheets, processes, techniques and secret information under section 98 of the Legislative Decree n. 30/2005 or other equivalent foreign laws (“Know-How”). To Sellers’ Knowledge, no dissemination or unsafe transfer of the Group Companies’ Know-How to any third-party has occurred, including, without limitation, no disclosure of any piece of Know-How has been made to any of the Group Companies’ former employees, directors, consultants, nor to commercial partners, suppliers or customers, except for exchange of information made to such individuals being subject to the applicable non-disclosure provisions contained in their respective employment agreements;

(d)	there are no patents, trademarks, trade names, service marks (whether registered or unregistered), brand names, internet domain names or other Intellectual Property and/or Know-How, or any applications for any of the foregoing, that (i) are relating to the products or services sold by any Group Company or that (ii) are necessary for the conduct and operation of the respective business of each Group Company as currently conducted and operated that are not owned by the respective Group Company and, thus, comprised in the respective business. There does not exist any agreement which grants any third parties the license or right to use the Owned Intellectual Property and/or Know-How;

(e)	except as otherwise Disclosed, as of the date hereof, there are no pending or threatened (in writing) proceedings in writing alleging that any third party has infringed or made unauthorized use of, or is currently infringing or making unauthorized use of, any Owned Intellectual Property or Know-How;

(f)	as of the date hereof, there are no pending or threatened in writing proceedings alleging that Faster and/or any of the Subsidiaries has infringed, or made unauthorized use of, Intellectual Property, internet domain names or Know-How owned or used by a third party and Faster has not received any written communication or written claim in relation to the violation (or alleged violation) by Faster itself and/or any of the Subsidiaries of any Intellectual Property, internet domain names or Know-How of third parties;

(g)	except as otherwise Disclosed, none of the employees or consultants or independent contractors working for any Group Company in relation to any creative or inventive activity is entitled to any Intellectual Property, internet domain name or Know-How rights (except for “moral rights”) or to any right for compensation related thereto over any discovery that they may have made or make in the carrying out of their activities or in the performance of their duties for the relevant Group Company or, if otherwise, each of such employees or consultants or independent contractors has fully and validly assigned all such rights in advance or subsequently to the relevant Group Company under the relevant employment or consulting contracts and any relevant consideration has been paid or duly and fully accrued for in the Financial Statements.

(h)	The hardware and software used by the Group Companies are appropriate for control and risk management purposes, allowing an efficient monitoring of all main administrative, financial and management activities, in line with sector’s best practice.

1.3.13	Litigation and Claims

Except as otherwise Disclosed, no Group Company is a party to any pending or threatened (in writing) litigation whether before the ordinary courts or before administrative or other courts or arbitrators. Except as otherwise Disclosed, to the Sellers’ Knowledge, there are no pending claims or investigations in respect of any Group Company however relating to the business or to the assets and properties, contracts and rights, liabilities and obligations, comprised therein and no such litigation is threatened in writing by or against any social security agency, any public office, any Tax Authority and any Group Company.

1.3.14	Contracts

(a)	all contracts, agreements, purchase orders and other engagements however undertaken by each Group Company (the “Contracts”), either in writing or orally, materially comply with all applicable Laws and are in full force and effect and each constitutes legal, valid and binding obligation of, and are legally enforceable against, the respective parties thereto. No party and no Group Company is in material default, in material breach and/or in grace default period in any respect under any of such Contracts;

(b)	except as otherwise Disclosed, no Contract contains a change of control clause or any term or condition triggering termination or any other new obligation of (or prejudice to) any Group Company upon change of Control of its capital;

(c)	except as otherwise Disclosed, there are no Contracts which might be in breach of the applicable antitrust Laws and regulations or that otherwise contain a non-competition agreement or restrict any Group Company’s freedom to operate in any way.

1.3.15	Inventory

All the inventory of each Group Company consists of a quality and quantity usable and saleable in the ordinary course of business and may be sold at a price which is equal or higher than the current average inventory cost.

1.3.16	Accounting Records

The accounting books and records of each Group Company are and have been kept in compliance in all material respects with applicable Laws and accurately reflect, in accordance with such Laws and regulations and with the Accounting Principles, all transactions required to be recorded therein.

1.3.17	Suppliers and Customers

(a) No supplier, franchisee or licensee of any Group Company which entails an annual expenditure higher than Euro 200,000.00 (two hundred thousand) has terminated its normal business with any Group Company relating to the relevant business during the twelve (12) months immediately preceding the date of this Agreement.

(b) no Group Company is involved in any material dispute with any of its customers or suppliers;

(c) no Group Company has received any written notice that any, and to Sellers’ Knowledge, (i) no material customer intends to cease after the Closing, using the goods or services of the Group Companies or to otherwise terminate or materially reduce its relationship with any Group Company, and (ii) no material supplier intends to cease supplying goods or services to the Group Companies or to otherwise terminate or materially reduce its relationship with any Group Company.

1.3.18	Sufficiency

The assets, Intellectual Property rights and other assets owned or leased by one or more of the Group Companies constitute all assets, Intellectual Property rights and other assets necessary for the operation of the businesses of the Group Companies as currently conducted.

1.3.19	Insurance

(a)	Folder no. 13 (Insurance) of the Data Room contains a complete list and the insurance contracts (specifying the insurer, the coverage and the policy number or covering note number with respect to binders) of all policies and binders or other insurances to which Faster is a party;

(b)	Faster and Faster USA maintain insurance policies with respect to their property, assets, operation, liabilities and business, and all such insurance policies are in full force and effect in accordance with their respective terms;

(c)	neither Faster nor Faster USA is in default with respect to any provision of any such policies and has not received any notice that it is in default with respect to any provision of any such policies, binders and insurance contracts;

(d)	during the Coverage Period no indemnity claims have been raised in relation to any insurance policy, which have not been resolved.

1.3.20	Taxes

(a)	During the last 5 (five) fiscal years and any prior fiscal years that are still open to tax assessments until the date of this Agreement, each Group Company:

(i)	has duly and timely drawn up and filed (and will file, if applicable, until the Closing Date) all Tax Returns which are required to be drawn up and filed pursuant to the applicable Law. The above Tax Returns filed by each Group Company have been and will be and remain true, correct and accurate in all respects, and do not or will not contain any errors, omissions, inaccurate statements or lapses. Each Group Company has paid or has made the necessary provisions for the payment of all Taxes and duties, the payment of which was due up to the date of this Agreement;

(ii)	has regularly fulfilled the obligations required to be fulfilled under the provisions of Law in force on Tax matters; and fully and timely complied with the requirements and duties in the matters of Tax;

(iii)	has made and will make all payments and/or withholdings due (or, as the case may be, has made or will make all the required provisions) with respect to Taxes as resulting from the filed Tax Returns or any undisputed written notice, assessment or injunction received from any relevant Tax Authority or as otherwise required to be held or paid under the applicable laws;

(b)	except as otherwise Disclosed, no unresolved Tax claims, inspections, assessments or other Tax proceedings are pending and no written notice of any such claim inspection, assessment or proceeding has been received by any Group Company prior to or as of the date of this Agreement;

(c)	each of the Group Companies has withheld from its employees and timely paid to the appropriate Authority proper and accurate amounts for all periods through the date hereof in compliance in all material respects with all Tax withholding provisions of all applicable Laws.

1.3.21	No Brokers

(a)	There is no Person that is entitled to a finder’s fee or any type of brokerage commission or fee from Purchaser or any Group Company in relation to or in connection with the transactions contemplated herein as a result of any agreement or understanding with the Sellers or any Group Company, nor has any of the Sellers had any dealings related to the transactions contemplated herein with any Person that may claim a brokerage or other commission from Purchaser or any Group Company;

(b)	no specific payment to any member of the management of Faster is due in relation to the execution of this Agreement or the completion of the relevant transactions contemplated hereby.

1.3.22	Privacy / Data Protection

The Group Companies carry out (and have always carried out) their activities in compliance in all material respects with all applicable Laws regarding privacy and data protection (including – where applicable – the provisions of Legislative Decree 196/2003, as amended) and have duly performed all required filings, communications and notifications to the relevant competent Authorities.

1.4	The documents, information and answers included in the Data Room are true, correct and accurate in all respects.